UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. _)

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

Stage Stores, Inc.
(Name of Registrant as Specified In Its Charter)

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Stage Stores, Inc.
Notice of 2015 Annual Meeting of Shareholders
and
Proxy Statement

Stage Stores, Inc.
10201 Main Street
Houston, Texas 77025

May 1, 2015

Dear Shareholder:
On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2015 Annual Meeting of Shareholders of Stage Stores, Inc. The Annual Meeting will be held at our corporate offices located at 10201 Main Street, Houston, Texas, on June 11, 2015, beginning at 1:00 p.m. CDT.
The following pages contain the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement. We encourage you to review these materials for information concerning the business to be conducted at the Annual Meeting.
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to vote as soon as possible. If you attend the Annual Meeting, you may revoke your proxy and vote in person, even if you have previously submitted a proxy.
We have elected to take advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to certain shareholders on the Internet. On or about the date of this letter, we began mailing a Notice of Internet Availability of Proxy Materials to shareholders of record at the close of business on April 13, 2015. At the same time, we provided those shareholders with access to our online proxy materials and filed our proxy materials with the Securities and Exchange Commission. We believe furnishing proxy materials to our shareholders on the Internet will allow us to provide our shareholders with the information they need, while lowering the costs of delivery of our proxy materials and reducing the environmental impact of the Annual Meeting.
Thank you for your continued support of Stage Stores, Inc.
Sincerely,
William J. Montgoris
Chairman of the Board

STAGE STORES, INC.
NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS	i
IMPORTANT INFORMATION REGARDING VOTING	ii
IMPORTANT INFORMATION REGARDING AVAILABILITY OF PROXY MATERIALS	ii
IMPORTANT INFORMATION REGARDING ANNUAL MEETING ATTENDANCE	ii
PROXY STATEMENT	1
ABOUT THE ANNUAL MEETING	1
ITEM 1: ELECTION OF DIRECTORS	4
GOVERNANCE	8
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	14
ITEM 2: APPROVAL OF THE PERFORMANCE BONUS PLAN	17
EXECUTIVE COMPENSATION	21
DIRECTOR COMPENSATION	45
EQUITY COMPENSATION PLAN INFORMATION	48
ITEM 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	48
ITEM 4: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP	50
AUDIT COMMITTEE MATTERS	50
ADDITIONAL INFORMATION	51
OTHER MATTERS	52
EXHIBIT A: STAGE STORES EXECUTIVE PERFORMANCE INCENTIVE BONUS PLAN	54

Stage Stores, Inc.
10201 Main Street
Houston, Texas 77025

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 11, 2015

To our Shareholders:
The 2015 Annual Meeting of Shareholders of Stage Stores, Inc. will be held at our corporate offices located at 10201 Main Street, Houston, Texas 77025 on June 11, 2015, beginning at 1:00 p.m. CDT, for the following purposes:

1.	Elect as directors the ten nominees named in the Proxy Statement for a term of one year;

2.	Approve the Stage Stores Executive Performance Incentive Bonus Plan;

3.	Approve, on an advisory basis, the compensation of our named executive officers;

4.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending January 30, 2016; and

5.	Transact such other business as may properly come before the Annual Meeting.
Our Board of Directors has fixed the close of business on April 13, 2015, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof.
By Order of the Board of Directors,
Chadwick P. Reynolds
Senior Vice President,
Chief Legal Officer and Secretary

May 1, 2015
Houston, Texas

Your vote is very important. Shareholders are urged to vote online. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously submitted a proxy.

i

IMPORTANT INFORMATION REGARDING VOTING
If our common shares are registered in your name directly with our transfer agent, you are considered, with respect to those common shares, a holder of record (which we also refer to as a registered shareholder). If you hold our common shares in a brokerage account or through a bank or other holder of record, you are considered the beneficial shareholder of the common shares, which are often referred to as held in “street name.”
If you are a beneficial shareholder, you must instruct your broker how to vote your common shares. If you do not provide voting instructions, your common shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is called a “broker non-vote”. In such cases, your broker may register your common shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”).
If you are a beneficial shareholder, your broker has discretionary voting authority under NYSE rules to vote your common shares on Item 4 (Ratification of the Appointment of Deloitte & Touche LLP), even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on Item 1 (Election of Directors), Item 2 (Approval of Performance Bonus Plan) or Item 3 (Advisory Vote to Approve Executive Compensation) without instructions from you, in which case a broker non-vote will occur and your common shares will not be voted on those matters. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.
If you have any questions about the voting process, please contact the broker, bank or other financial institution where you hold your common shares. The Securities and Exchange Commission (“SEC”) also has a website
(www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a shareholder.
Additionally, you may contact our Investor Relations Department via the information located in the Investor Relations section of our website (www.stagestoresinc.com).
IMPORTANT INFORMATION REGARDING AVAILABILITY OF PROXY MATERIALS
Our 2015 Proxy Statement, 2014 Annual Report to Shareholders and 2014 Annual Report on Form 10-K are available for review by shareholders of record at www.envisionreports.com/SSI and by beneficial shareholders at
www.edocumentview.com/SSI.
IMPORTANT INFORMATION REGARDING ANNUAL MEETING ATTENDANCE
In accordance with our security procedures, all persons attending the Annual Meeting must present either their Notice of Internet Availability or the admission ticket found on their Proxy Card (if they requested and received a Proxy Card), or a brokerage statement or other proof of ownership of our common shares as of the record date, and picture identification. If you are a shareholder of record and plan to attend the Annual Meeting in person, please bring your Notice of Internet Availability or your admission ticket with you to the meeting. For security purposes, briefcases, bags, purses, backpacks and other containers will be subject to search at the door.
Directions to our corporate offices, the location of the Annual Meeting, are available in the Investor Relations section of our website (www.stagestoresinc.com).

ii

Stage Stores, Inc.
10201 Main Street
Houston, Texas 77025
______________________________
PROXY STATEMENT
______________________________

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (“Board”) of Stage Stores, Inc., a Nevada corporation (“we”, “our”, “us” and “Stage Stores”), for use at the 2015 Annual Meeting of Shareholders to be held at our corporate offices located at 10201 Main Street, Houston, Texas 77025, on June 11, 2015, beginning at 1:00 p.m. CDT (“Annual Meeting”). On or about May 1, 2015, we began mailing to our shareholders of record at the close of business on April 13, 2015, a Notice of Internet Availability containing instructions on how to access the Notice of Annual Meeting of Shareholders, this Proxy Statement and our Annual Report to Shareholders for 2014.
Unless otherwise noted, references in this Proxy Statement to a particular year correspond to our fiscal year.  For example, “2012” refers to our fiscal year ended February 2, 2013, “2013” refers to our fiscal year ended February 1, 2014, “2014” refers to our fiscal year ended January 31, 2015, and “2015” refers to our fiscal year ending January 30, 2016.
ABOUT THE ANNUAL MEETING
Purpose of the Annual Meeting
At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders included with this Proxy Statement. Specifically, shareholders will be asked to: (1) elect as directors the ten nominees named in this Proxy Statement; (2) approve the Stage Stores Executive Performance Incentive Bonus Plan (“Performance Bonus Plan”); (3) approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables; (4) ratify the appointment of Deloitte & Touche LLP as our independent registered accounting firm for 2015; and (5) transact such other business as may properly come before the Annual Meeting.
Voting Securities and Shareholder Voting Rights
Our voting securities consist of $0.01 par value common shares. Only those shareholders of record at the close of business on April 13, 2015 (“Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting. On the Record Date, there were 31,921,957 outstanding shares of our common stock and holders of an additional 562,093 shares of unvested restricted stock with voting rights. Each such share of our outstanding common stock and unvested restricted stock entitles the holder thereof to one vote on each matter to be voted upon at the Annual Meeting or any postponement or adjournment thereof. Treasury shares are not voted.
Individual votes of shareholders are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual shareholder voting records is limited to our inspector of election and certain of our employees and agents who must acknowledge their responsibility to comply with this policy of confidentiality.
A list of the record holders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting. All voting at the Annual Meeting will be governed by our Amended and Restated Articles of Incorporation, our Amended and Restated By-Laws and the applicable laws of the State of Nevada.

Registered Shareholders and Beneficial Shareholders
If our common shares are registered in your name directly with our transfer agent, you are considered, with respect to those common shares, a holder of record (which we also refer to as a registered shareholder). If you hold our common shares in a brokerage account or through a bank or other holder of record, you are considered the beneficial shareholder of the common shares, which are often referred to as held in “street name.”
Internet Availability of Proxy Materials
In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we are permitted to furnish our proxy materials, including the Notice of Annual Meeting of Shareholders, this Proxy Statement and our Annual Report to Shareholders, by providing access to those documents on the Internet. Generally, shareholders will not receive printed copies of the proxy materials unless they request them.
A Notice of Internet Availability that provides instructions for accessing our proxy materials on the Internet was mailed directly to registered shareholders. The Notice of Internet Availability also provides instructions regarding how registered shareholders may vote their common shares on the Internet. Registered shareholders who prefer to receive a paper or email copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability for requesting those materials.
A notice that directs our beneficial shareholders to the website where they can access our proxy materials should be forwarded to each beneficial shareholder by the broker, bank or other holder of record who is considered the registered shareholder with respect to the common shares of the beneficial shareholder. That broker, bank or other holder of record should also provide to the beneficial shareholders instructions on how the beneficial shareholders may request a paper or email copy of our proxy materials. Beneficial shareholders have the right to direct their broker, bank or other holder of record on how to vote their common shares by following the voting instructions they receive from their broker, bank or other holder of record.
To enroll in the electronic delivery service for future shareholder meetings, use your Notice of Internet Availability (or proxy card, if you received printed copies of the proxy materials) to register online at www.envisionreports.com/SSI and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
How to Vote
As a Registered Shareholder
After receiving the Notice of Internet Availability (or proxy card, if you received printed copies of the proxy materials), registered shareholders are urged to visit www.envisionreports.com/SSI to access our proxy materials and vote online. When voting online, you must follow the instructions posted on the website and you will need the control number included on your Notice of Internet Availability (or proxy card, if applicable). Registered shareholders may also vote by telephone by calling 1-800-652-8683, by completing and mailing a proxy card (if you received printed copies of the proxy materials), or by written ballot at the Annual Meeting. If, after receiving the Notice of Internet Availability, you request (via online, toll-free telephone number or e-mail) that we send you paper or electronic copies of our proxy materials, you may vote your common shares by completing, dating and signing the proxy card included with the materials and returning it in accordance with the instructions provided.
If you vote online, by telephone or by mail, your vote must be received by 11:59 p.m. EDT on June 10, 2015, the day before the Annual Meeting.
If you timely and properly submit your vote, your common shares will be voted as you direct. If you return or otherwise complete your proxy card, but you do not indicate your voting preferences, the proxies will vote your shares FOR each of Item 1 (Election of Directors), Item 2 (Approval of Performance Bonus Plan), Item 3 (Advisory Vote to Approve Executive Compensation) and Item 4 (Ratification of the Appointment of Deloitte & Touche LLP) and in their discretion for such other matters as may properly come before the Annual Meeting.
A registered shareholder may revoke a proxy at any time before it is exercised by filing with our Inspector of Election a written notice of revocation or duly executing and delivering to the Company a proxy bearing a later date. A registered shareholder may also revoke a proxy by attending the Annual Meeting and giving written notice of revocation to the secretary of the meeting. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.
As a Beneficial Shareholder
Beneficial shareholders should follow the procedures and directions set forth in the materials they receive from the broker, bank or other holder of record who is the registered holder of their common shares to instruct such registered holder how to vote those common shares or revoke previously given voting instructions. Please contact your broker, bank or other holder of record to determine the applicable deadlines. Beneficial shareholders who wish to vote at the Annual Meeting will need to obtain and provide to the secretary of the meeting a completed form of proxy from the broker, bank or other holder of record who is the registered holder of their common shares.
Brokers, banks and other holders of record who hold common shares for beneficial shareholders in street name may vote such common shares on “routine” matters (as determined under NYSE rules), such as Item 4 (Ratification of the Appointment of Deloitte & Touche LLP), without specific voting instructions from the beneficial owner of such common shares. Brokers, banks and other holders of record may not, however, vote such common shares on “non-routine” matters, such as Item 1 (Election of Directors), Item 2 (Approval of Performance Bonus Plan) and Item 3 (Advisory Vote to Approve Executive Compensation) without specific voting instructions from the beneficial owner of such common shares. Proxies submitted by brokers, banks and other holders of record that have not been voted on “non-routine” matters are referred to as “broker non-votes.” Broker non-votes will not be counted for purposes of determining the number of common shares necessary for approval of any matter to which broker non-votes apply (i.e., broker non-votes will have no effect on the outcome of such matter).
Householding
SEC rules allow multiple shareholders residing at the same address the convenience of receiving a single copy of the Notice of Internet Availability, Annual Report to Shareholders and proxy materials if they consent to do so (“householding”). Householding is permitted only in certain circumstances, including when you have the same last name and address as another shareholder. If the required conditions are met, and SEC rules allow, your household may receive a single copy of the Notice of Internet Availability, Annual Report to Shareholders and proxy materials. Upon request, we will promptly deliver a separate copy of the Notice of Internet Availability, Annual Report to Shareholders and proxy materials, as applicable, to a shareholder at a shared address to which a single copy of the document(s) was delivered. That request should be made in the same manner as a revocation of consent for householding.
You may either request householding or revoke your consent for householding at any time by contacting Computershare Investor Services, either by calling 1-877-878-7531 (within the U.S. or Canada) or 201-680-6578 (outside of the U.S. and Canada), or by writing to: Computershare Investor Services, Householding Department, 211 Quality Circle, Suite 210, College Station, Texas 77845. You will be added to or removed from the householding program within 30 days of receipt of your instructions. If you revoke your consent for householding, you will be sent separate copies of the documents sent to our shareholders at such time as you are removed from the householding program.
Beneficial shareholders may request more information about householding from their brokers, banks or other holders of record.
Board’s Recommendations
Subject to revocation, all proxies that are properly completed and timely received will be voted in accordance with the instructions contained therein. If no instructions are given (excluding broker non-votes), the persons named as proxy holders will vote the common shares in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:

1.	FOR the election of its nominated slate of directors (see Item 1);

2.	FOR the approval of the Performance Bonus Plan (see Item 2);

3.
FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Disclosure and Analysis, compensation tables and the narrative discussion accompanying the tables (see Item 3); and

4.	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2015 (see Item 4).
If any other matter properly comes before the Annual Meeting, or if a director nominee named in this Proxy Statement is unable to serve or for good cause will not serve, the proxy holders will vote on that matter or for a substitute nominee as recommended by the Board.

Quorum
The presence, in person or by proxy, of the holders of a majority of the outstanding common shares entitled to be voted at the Annual Meeting will constitute a quorum, permitting us to conduct our business at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of common shares considered to be represented at the Annual Meeting for purposes of establishing a quorum.
Vote Required for Approval
Item 1
For purposes of Item 1 (Election of Directors), pursuant to our Amended and Restated By-Laws and Section 78.330 of the Nevada Revised Statutes, the nominees receiving the ten highest vote totals of the votes cast at the Annual Meeting in person or by proxy will be elected as directors.
Other Items
For purposes of Item 2 (Approval of Performance Bonus Plan), Item 3 (Advisory Vote to Approve Executive Compensation) and Item 4 (Ratification of the Appointment of Deloitte & Touche LLP), the affirmative vote of a majority of the votes cast on each such matter will be required for approval. The votes received with respect to Item 3 and Item 4 are advisory and will not bind our Board or us. A properly executed proxy marked “abstain” with respect to Item 2, Item 3 and Item 4 will not be voted with respect to such matter. Abstentions and broker non-votes, if any, will not be counted as votes cast, and they will have no effect on the outcome of the matters (other than Item 1) to be voted on at the Annual Meeting. If no voting instructions are given (excluding broker non-votes), the persons named as proxy holders on the proxy card will vote the common shares in accordance with the recommendation of the Board.
ITEM 1: ELECTION OF DIRECTORS
At the Annual Meeting, ten directors are to be elected to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified, or until their earlier death, resignation or removal. All ten nominees are currently directors on our Board. Proxies may not be voted at the Annual Meeting for more than ten persons. The Board’s Corporate Governance and Nominating Committee recommended the current directors for re-election. The Board knows of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.
Information concerning each nominee is set forth in the following table, including each nominee’s age (as of the Record Date), current Board committee memberships, business experience and principal occupation for the past five years or more, the specific experience, qualifications, attributes or skills of each nominee that led to the conclusion that the nominee should serve as a director (which are in addition to the general qualifications discussed in the “Director Qualifications; Identifying and Evaluating Nominees” section below), other public company directorships held by each nominee during the past five years, and tenure as a director on our Board. The Board has affirmatively determined that, with the exception of Mr. Glazer, all of the nominees are independent of Stage Stores, its subsidiary and its management under the standards set forth in the NYSE rules, and no nominee has a material relationship with Stage Stores, its subsidiary or its management aside from his or her service as a director. Mr. Glazer is not an independent director due to his employment as our President and Chief Executive Officer (“CEO”). An asterisk (*) next to a nominee’s name in the following table denotes that our Board has determined the individual is an independent director.

Name	Age	Director Since	Business Experience, Current Positions on the Board’s Committees, and Specific Qualifications for Service on the Board

Alan J. Barocas*	66	2007
Business Experience:  Senior Executive Vice President of Leasing at General Growth Properties, Inc., a real estate development and management firm, since January 2011. From May 2006 to January 2011, Mr. Barocas was the principal of Alan J. Barocas and Associates, a real estate consulting firm. From June 1981 to April 2006, he was employed by GAP, Inc., an apparel retailer, serving last as Senior Vice President of Real Estate.
Committee Memberships: Corporate Governance and Nominating Committee (Chair); Compensation Committee
Director Qualifications:  Mr. Barocas’ lengthy service in senior executive roles for large public companies in the real estate and retail industries provides our Board with valuable leadership experience and real estate and retail expertise.

Elaine D. Crowley*	56	2014
Business Experience:  Liquidation Trustee for the Bombay Liquidation Trust, which oversees the liquidation of The Bombay Company, Inc. (“Bombay”), a furniture and home goods retailer, since September 2008, where she has served as Senior Vice President, Chief Financial Officer and Treasurer since February 2000. Bombay filed for bankruptcy protection on September 20, 2007. From August 2010 to September 2012, Ms. Crowley served as Executive Vice President and Chief Financial Officer for Mattress Giant Corporation, a mattress retailer. From August 2008 to August 2010, Ms. Crowley served as Executive Vice President and Chief Financial Officer and Senior Vice President, Controller and Chief Accounting Officer/Chief Financial Officer for Michaels Stores, Inc., an arts and crafts retailer.
Committee Memberships: Audit Committee; Corporate Governance and Nominating Committee
Director Qualifications:  Ms. Crowley’s tenure in senior executive and financial roles with other retailers and experience as a Certified Public Accountant in public accounting provides our Board with valuable leadership experience and financial and retail expertise.

Diane M. Ellis*	57	2012
Business Experience:  CEO of The Limited, a fashion retailer, since August 2013. From September 2004 until August 2013, Ms. Ellis served as President and Chief Operating Officer of Brooks Brothers Group, Inc., an apparel retailer.
Committee Memberships: Audit Committee; Compensation Committee
Director Qualifications:  Ms. Ellis’ service in senior executive roles with other retailers and deep experience in merchandising, marketing and e-commerce, as well as her experience in strategic consulting to the retail industry while at Lighthouse Retail Group and PriceWaterhouseCoopers LLC, provides our Board with valuable leadership and industry experience and retail, marketing and strategic planning expertise.

Michael L. Glazer	66	2001
Business Experience:  Our President and CEO since April 2012. From October 2009 to April 2012, Mr. Glazer served as the President and CEO of Mattress Giant Corporation, a mattress retailer. From August 2005 to October 2009, Mr. Glazer served as Managing Director of Team Neu, a private equity firm. From May 1996 to August 2005, Mr. Glazer served as President and CEO of KB Toys, Inc., a toy retailer. Mr. Glazer served as a director of CPI Corporation, a portrait studio operator, from December 2008 to July 2012.
Committee Memberships: None
Director Qualifications:  Mr. Glazer’s 40 years in the retail industry, tenure as CEO of several retailers and significant knowledge of our business, provides our Board with valuable retail expertise, leadership and industry experience.

Name	Age	Director Since	Business Experience, Current Positions on the Board’s Committees, and Specific Qualifications for Service on the Board

Gabrielle E. Greene-Sulzberger*	54	2010
Business Experience:  General Partner and Investment Manager of Rustic Canyon/Fontis Partners, L.P. (“RC/Fontis”), a diversified investment fund, since September 2006. From October 2011 to February 2013, Ms. Greene-Sulzberger served as interim CEO of Johnson Products Company, a hair care products manufacturer and portfolio company of RC/Fontis.  Since September 2006, Ms. Greene-Sulzberger has served on the Board of Directors of Whole Foods Market, Inc., a grocery retailer, where she chairs the audit committee. From September 2006 to May 2008, Ms. Greene served on the Board of Directors of Bright Horizons Family Solutions Inc., a child care center operator.
Committee Memberships: Audit Committee; Corporate Governance and Nominating Committee
Director Qualifications:  Ms. Greene-Sulzberger’s significant public company and retail board experience, including her audit committee experience, and experience in finance and investment analysis provides our Board with valuable leadership and audit committee experience and financial expertise.

Earl J. Hesterberg*	61	2010
Business Experience:  President, CEO and a director of Group 1 Automotive, Inc., an automotive retailer, since April 2005. From October 2004 to April 2005, Mr. Hesterberg served as Group Vice President, North America Marketing, Sales and Service for Ford Motor Company. Mr. Hesterberg has also served as President and CEO of Gulf States Toyota, a distributor of vehicles, parts and accessories.
Committee Memberships: Compensation Committee (Chair); Corporate Governance and Nominating Committee
Director Qualifications:  Mr. Hesterberg’s extensive experience in senior executive roles, particularly as CEO, for large public companies in the retail industry and deep knowledge of marketing, customer service, strategic planning and consumer research provides our Board with valuable leadership and strategic planning experience and marketing and retail expertise.

Lisa R. Kranc*	61	2012
Business Experience:  Senior Vice President, Marketing of AutoZone, Inc., an automotive aftermarket parts retailer and distributor, from August 2001 until her retirement in December 2012. Since June 2014, Ms. Kranc has served on the Board of Directors of Armored AutoGroup, Inc., a consumer products manufacturer.
Committee Memberships: Compensation Committee; Corporate Governance and Nominating Committee
Director Qualifications:  Ms. Kranc’s tenure in a senior executive role for a large public company in the retail industry and extensive experience in marketing, brand management, consumer research and strategic planning provides our Board with valuable leadership and strategic planning experience and marketing and retail expertise.

Name	Age	Director Since	Business Experience, Current Positions on the Board’s Committees, and Specific Qualifications for Service on the Board

William J. Montgoris*	68	2004
Business Experience:  Chairman of the Board of Stage Stores since June 2010. From August 1993 until his retirement in June 1999, Mr. Montgoris served as Chief Operating Officer of The Bear Stearns Companies, Inc. (“Bear Stearns”), an investment bank and securities trading and brokerage firm. Mr. Montgoris also served as Chief Financial Officer at Bear Stearns from April 1987 until October 1996. Since August 2008, Mr. Montgoris has served on the Board of Directors of Carter’s, Inc., a retailer and marketer of children’s apparel, where he is a member of the audit committee. From July 2008 to November 2013, Mr. Montgoris served on the Board of Directors of OfficeMax Incorporated, an office products retailer, where he was a member of the audit and compensation committees.
Committee Memberships: Audit Committee
Director Qualifications:  Mr. Montgoris’ extensive experience in senior executive roles with a leading global investment banking firm and as a director at large public companies in the retail industry, as well as his experience as a Certified Public Accountant and deep finance and accounting knowledge, provides our Board with valuable leadership and financial and retail expertise.

C. Clayton Reasor*	58	2012
Business Experience:  Executive Vice President, Investor Relations, Government Affairs, Planning & Strategy and Communications of Phillips 66, an energy manufacturing and logistics company, since October 2014. From May 2012 to September 2014, Mr. Reasor served as Senior Vice President, Investor Relations, Strategic Development, Public Affairs and Public Policy of Phillips 66. From April 2009 to April 2012, Mr. Reasor served as Vice President, Investor Relations and Public Affairs of ConocoPhillips, a crude oil and natural gas exploration and production company. Mr. Reasor is a director of Phillips 66 Partners GP LLC, the general partner of Phillips 66 Partners LP, a publicly-traded owner, developer and acquirer of crude oil, refined petroleum and natural gas pipelines and terminals.
Committee Memberships: Compensation Committee; Corporate Governance and Nominating Committee
Director Qualifications:  Mr. Reasor’s significant experience in the development, implementation and communication of corporate strategy, his background working with investment analysts and investors and his tenure in executive roles for large public companies provides our Board with valuable strategic planning and investor relations expertise and leadership experience.

Ralph P. Scozzafava*	56	2012
Business Experience:  Executive Vice President and Chief Commercial Officer of Dean Foods Company, a food and beverage processor and distributor, since October 2014. From December 2013 to October 2014, Mr. Scozzafava was an adviser to consumer products companies. From May 2008 to November 2013, Mr. Scozzafava served as Chairman and CEO of Furniture Brands International, Inc. (“Furniture Brands”), a furniture manufacturer. From June 2007 to January 2008, Mr. Scozzafava served as Vice Chairman and CEO-designate of Furniture Brands. Furniture Brands filed for bankruptcy protection on September 9, 2013. From 2001 until June 2007, Mr. Scozzafava was employed at Wm. Wrigley Jr. Company, where he held several executive positions.
Committee Memberships: Audit Committee (Chair); Compensation Committee
Director Qualifications:  Mr. Scozzafava’s tenure in senior executive roles, including as a CEO, for large public companies and extensive experience in marketing, brand management and strategic planning provides our Board with valuable leadership and strategic planning experience and marketing and branded consumer goods expertise.

OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE LISTED ABOVE.

GOVERNANCE
Board Leadership Structure
Our business is managed under the direction of our Board. Our Board is currently comprised of the ten directors identified in Item 1. Members of our Board are kept informed of our business through discussions with our CEO and other members of management, by reviewing materials provided to them, by visiting our offices, stores and distribution centers, and by participating in meetings of our Board and its committees.
Our CEO does not serve as the Chairman of our Board. We believe that this leadership structure is appropriate for us because, while it allows the CEO to speak for and lead us and communicate with other members of senior management, it provides for effective oversight by our Board, all of whom are highly qualified and experienced and exercise a strong oversight function. The Chairman plans the agendas for meetings of the Board, chairs the Board meetings, and is responsible for briefing our CEO, as needed, concerning executive sessions of the independent members of the Board. The Chairman also determines when additional meetings of the Board are needed.
Corporate Governance Guidelines
We have adopted written Corporate Governance Guidelines (“Governance Guidelines”) to assist in fulfilling our corporate governance responsibilities. The Governance Guidelines provide a structure within which our directors and management may monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing shareholder value over the long term. The Governance Guidelines are available in the Investor Relations section of our website (www.stagestoresinc.com) under the “Corporate Governance” caption.
Code of Ethics and Business Conduct and Code of Ethics for Senior Officers
We have adopted a Code of Ethics and Business Conduct (“Code of Ethics”) to serve as the basic set of policies and procedures governing the behavior of our directors, executive officers and other employees in conformance with NYSE rules. It is our policy to adhere to the highest standards of business ethics in all our business activities. When engaging in any activity concerning us, our customers, competitors, suppliers, other employees, shareholders or the general public, our directors, executive officers and other employees must maintain standards of uncompromising integrity and conduct themselves in a professional manner with a positive, supportive attitude.
We have also adopted a Code of Ethics for Senior Officers (“Code for Senior Officers”) in order to promote ethical conduct in the practice of financial management. We believe our CEO, Chief Financial Officer and Controller each hold an important role in corporate governance. The Code for Senior Officers is designed to deter wrongdoing and provides principles to which our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions are expected to adhere and advocate. These principles embody rules regarding individual and peer responsibilities, as well as responsibilities to our shareholders and others who have a stake in our continued success.
The Code of Ethics and the Code for Senior Officers are each available in the Investor Relations section of our website (www.stagestoresinc.com) under the “Corporate Governance” caption. We intend to post amendments to or waivers from any applicable provision (related to elements listed under Item 406(b) of Regulation S-K) of the Code of Ethics and the Code for Senior Officers (in each case, to the extent applicable to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions), if any, in the Investor Relations section of our website (www.stagestoresinc.com) under the “Corporate Governance” caption.
Director Independence
The Board undertook its most recent annual review of director independence in March 2015. During the review, the Board, in accordance with NYSE rules, broadly considered all relevant facts and circumstances to determine whether any director has a material relationship with us, either directly or indirectly, other than serving as one of our directors, including all transactions, relationships and arrangements between each director, his or her affiliates, and any member of his or her immediate family, on one hand, and Stage Stores, its subsidiary and members of management, on the other hand. The purpose of this review was to determine whether any such transactions, relationships or arrangements were inconsistent with a determination that the director is independent in accordance with NYSE rules.
As a result of the review, the Board affirmatively determined that, with the exception of Mr. Glazer, all of the directors nominated for election at the Annual Meeting are independent of Stage Stores, its subsidiary and management under the standards set forth in the NYSE rules, and no director nominee has a material relationship with Stage Stores, its subsidiary or management aside from his or her service as a director. Mr. Glazer was deemed not independent due to his employment as our President and CEO.

All members of the Board’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are independent directors. Members of the Audit Committee also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or our subsidiary other than their directors’ compensation. Members of the Compensation Committee also satisfy separate NYSE independence requirements to ensure independence from management.
In evaluating director independence, the Board considered store leasing transactions between our subsidiary and Mr. Barocas’ employer, General Growth Properties, Inc. (“General Growth”). In the ordinary course of our business, we leased two of our more than 850 store locations from General Growth at January 31, 2015. As a result, our Board conducted an independence analysis to determine whether Mr. Barocas remains an independent director, pursuant to NYSE rules. Quarterly (most recently in March 2015), the Board reviewed the payments we made to General Growth in each of the last three years ($0.3 million in 2014, $0.5 million in 2013 and $0.5 million in 2012), discussed the matter with Mr. Barocas, and reviewed General Growth’s reported consolidated gross revenues ($2.5 billion in 2014, $2.5 billion in 2013 and $2.4 billion in 2012). As a result, our Board determined that the transactions are immaterial and do not impair Mr. Barocas’ independence. Our Board also concluded that Mr. Barocas did not have a direct or indirect material interest in our store leasing transactions with General Growth during 2014. As Mr. Barocas is employed by, and we lease stores from, General Growth, our Board will continue its quarterly reviews of these transactions and the independence of Mr. Barocas.
Related Person Transactions
Our Board, with the assistance of the Audit Committee and the Corporate Governance and Nominating Committee, monitor compliance with our corporate governance policies, practices and guidelines applicable to our directors, nominees for director, officers and employees. Our Governance Guidelines prohibit our directors, officers and other employees from entering into any agreement or arrangement with any person or entity pursuant to which we may be obligated to: (1) pay money to a related person; (2) assign or lease any of our property to a related person; or (3) allow any related person to use any of our property if the aggregate fair market value of any monies paid to the related person, or the property assigned or leased to or used by the related person, exceeds $5,000, without the express, prior written approval of our Board.
Under our Governance Guidelines, related persons include: (1) our directors, officers and employees (each, an “Insider”); (2) the immediate family members of an Insider and any person (other than a tenant or employee) sharing the household of the Insider; (3) any entity for which an Insider or his or her immediate family member is an attorney, broker, commissioned sales agent, director, manager, officer, partner or profits participant; and (4) any entity in which an Insider or his or her immediate family member has any beneficial ownership of 5% or more of the voting securities of such entity (with the exception of ownership in stock or mutual fund securities in companies which are publicly traded on a national securities exchange or otherwise widely traded, provided that such ownership does not exceed 1% of a company’s shares, unless written approval is obtained from our Board).
If required by the SEC, NYSE or other regulatory authority, any transaction between us and a related person, regardless of the amount involved, shall be approved by the Audit Committee. In addition, our Governance Guidelines prohibit our directors, officers and other employees from entering into any agreement or arrangement with any person or entity or to authorize any transaction which we may be required to disclose to the SEC unless the agreement or arrangement is preapproved by our Board.
Additionally, on an annual basis, each director, director nominee and executive officer must complete a questionnaire that requires written disclosure of any related person transaction. The responses to these questionnaires are reviewed by our Chief Legal Officer and Controller, and shared with our Board, to identify any potential conflicts of interest or potential related person transactions.
Based on our most recent review conducted in the first quarter of 2015, none of our directors, director nominees, officers or other employees have engaged in any related person transactions since the beginning of 2014.
Loans to Directors and Executive Officers Prohibited
Our Governance Guidelines also prohibit us from, directly or indirectly, extending or maintaining credit, or arranging for or guaranteeing the extension of credit, in the form of a personal loan to or for any of our directors, executive officers or their immediate family members.
Policy on Poison Pills
The term “poison pill” refers to a type of shareholder rights plan that some companies adopt to provide an opportunity for negotiation during a hostile takeover attempt. Our Board has not adopted a poison pill. However, as we are a Nevada corporation, our Amended and Restated Articles of Incorporation provide that we have expressly elected to be governed by Chapter 78 of the Nevada Revised Statutes (“NRS”) with respect to the acquisition of a controlling interest in us. NRS 78 provides that a person who seeks to acquire a “controlling interest” (20% or greater) in a Nevada corporation will only obtain such voting rights in the shares acquired (“control shares”) as are granted by a vote of the holders of a majority of our remaining voting power at a special or annual meeting of the shareholders. In addition, NRS 78 provides that we may redeem not less than all of the control shares at the average price of the control shares if the control shares are not granted full voting rights by the shareholders.
Attendance at Board, Committee and Shareholder Meetings
Our Board held four regular meetings and two special meetings during 2014. During 2014, each director attended at least 75% of the aggregate of the total number of meetings of the Board and the committees on which he or she served (in each case, held during the periods that he or she served). The independent directors meet in regularly scheduled executive sessions of our Board and its committees without employees and non-independent directors present. The Chairman of the Board or committee chair, as applicable, presides at all executive sessions. In addition to regularly scheduled meetings, a number of directors were involved in numerous informal meetings with management, offering valuable advice and suggestions on a broad range of corporate matters. It is our Board’s policy that each director nominee should be present for the annual meeting of shareholders absent exceptional cause. Each director named in Item 1 attended the 2014 annual meeting of shareholders.
Board’s Role in Risk Oversight
Our Board’s role in risk oversight is administered directly and through its standing committees, with each committee’s role more fully described in the “Role of Our Board’s Committees” section below. The Audit Committee assists the Board in fulfilling its oversight responsibility relating to the performance of our system of internal controls, the integrity of our financial statements, legal and regulatory compliance, our audit, accounting and financial reporting processes, the qualifications, independence and work of our independent registered public accounting firm, and the evaluation of enterprise risk issues, particularly those risk issues not overseen by other committees. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation programs, policies and practices. The Corporate Governance and Nominating Committee manages risks associated with corporate governance, related person transactions, succession planning, business conduct and ethics, and the performance of our Board, its committees and directors.
While each committee is responsible for evaluating certain risks and overseeing the management of those risks, the entire Board is regularly informed about those risks through committee reports. The reports are regularly presented to our Board and include discussions of committee agenda topics, including matters involving risk oversight. Our Board may also directly consider specific topics, including risks associated with our strategic plan, capital structure and development activities. Members of management who supervise the day-to-day risk management responsibilities periodically provide reports to the Board as a whole and to the committees as requested.
Role of Our Board’s Committees
Our Board has three standing committees - Audit, Compensation, and Corporate Governance and Nominating - that assist and report their activities to the Board. In accordance with the applicable rules of the NYSE and SEC, each committee is organized and operates under a Board-adopted written charter. Each committee and the Corporate Governance and Nominating Committee annually review and assess the adequacy of the charters and recommend changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. Pursuant to its respective charter, each committee has the authority to engage, at our expense, advisors as it deems necessary to carry out its duties. The function and authority of each committee are further described below and in each committee’s respective charter. The committee charters are available in the Investor Relations section of our website (www.stagestoresinc.com) under the “Corporate Governance” caption.
The Board and Corporate Governance and Nominating Committee annually conduct performance evaluations of the Board, each committee and each director. Under the procedures adopted by the Board, each director evaluates the Chairman of the Board, the Board, each committee and each other director. In order to continuously improve our Board governance, the results of the individual director evaluations are communicated to the respective directors and the results of the Chairman, Board and committees’ evaluations are reported to all directors.

Each committee is comprised entirely of independent directors as required by each committee’s charter and applicable SEC and NYSE rules. The following table reflects the current membership of each committee:

Independent Directors	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Mr. Barocas		M	C
Ms. Crowley	M		M
Ms. Ellis	M	M
Ms. Greene-Sulzberger	M		M
Mr. Hesterberg		C	M
Ms. Kranc		M	M
Mr. Montgoris	M
Mr. Reasor		M	M
Mr. Scozzafava	C	M
__________

M	Denotes a member of the committee.

C	Denotes the chair of the committee.
Audit Committee
The primary function of the Audit Committee is to assist our Board in fulfilling its oversight responsibility with respect to: (1) the integrity of our financial statements and other financial information provided by us to our shareholders and others; (2) our legal and regulatory compliance; (3) the engagement of our independent registered public accounting firm and the evaluation of the firm’s independence, qualifications and performance; and (4) the performance of our internal audit function. The Audit Committee’s key duties are to: (a) monitor the integrity of our financial process and systems of internal controls regarding finance, accounting and legal compliance; (b) retain, terminate, determine compensation, ensure the independence and oversee the work of our independent registered public accounting firm; (c) monitor the performance of our internal audit department; and (d) prepare the Audit Committee Report required by the SEC to be included in our annual proxy statement (see the “Audit Committee Matters” section of this Proxy Statement). The Audit Committee was established in accordance with Section 3(a)(58)(A) the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Board has determined that each member of the Audit Committee is “financially literate,” as required by NYSE rules, and an “audit committee financial expert,” as that term is defined by the SEC. The Audit Committee met 10 times during 2014.
Compensation Committee
The primary purpose of the Compensation Committee is to administer the salary, bonus and incentive compensation programs for our executive officers. In addition, the Compensation Committee’s responsibilities include: (1) establishing the goals and objectives for CEO performance, evaluating CEO performance against those goals and objectives and, together with the other independent directors, setting CEO compensation based on the evaluation; (2) reviewing the performance of our other executive officers; (3) recommending non-CEO executive officer compensation to the other independent directors; (4) reviewing and approving the terms and conditions of written employment, separation and retirement agreements for our executive officers; (5) providing oversight of the compensation, benefits and perquisites for all of our other officers; (6) reviewing and monitoring equity incentive plans as well as any pension, profit sharing and benefit plans; (7) overseeing our compensation policies and practices for all employees in order to avoid risks that are reasonably likely to have a material adverse effect on us; and (8) preparing a Compensation Committee Report (see the “Executive Compensation” section of this Proxy Statement) and/or such other disclosure as may be required by applicable SEC rules or regulations.
All base salary, bonus compensation and equity awards to executive officers at the Executive Vice President level and above must be approved by the Compensation Committee and our other independent directors regardless of the amount and the number of common shares. With respect to any employee below the Executive Vice President level, our Board has authorized our CEO to determine, modify and award, in his or her discretion, annual (1) base salary and bonus compensation, subject to a maximum base salary of $400,000 and a maximum bonus target of 50% of base salary, and (2) equity compensation awards, subject to a maximum of 5,000 performance shares or shares of restricted stock under equity compensation plans approved by our shareholders.
Additional information regarding our executive compensation program, including our processes and procedures for the consideration and determination of executive officer compensation, is described in the “Executive Compensation” section of this Proxy Statement. The Compensation Committee met six times during 2014.
Executive Compensation Consultants
The Compensation Committee may, in its sole discretion, retain or obtain the advice of compensation consultants to review our executive officer compensation program. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant retained by the Compensation Committee. We provide appropriate funding, as determined by the Compensation Committee, for payment of reasonable compensation to any compensation consultant retained by the Compensation Committee.
The Compensation Committee has selected and retained Towers Watson as its independent compensation consultant to advise it on executive compensation. The Compensation Committee assessed the independence of Towers Watson pursuant to NYSE and SEC rules and concluded that no conflict of interest exists that would prevent Towers Watson from independently representing the Compensation Committee during 2014.
During 2014, we paid Towers Watson $87,438 in connection with the Compensation Committee’s engagement of Towers Watson for determining or recommending the amount or form of executive compensation. In addition, we and our affiliate (i.e., the trust that administers the DB Plan) paid Towers Watson $204,318 for actuarial retirement services associated with a broad based defined benefit plan that we sponsor, which covers substantially all employees who had met eligibility requirements and were enrolled prior to June 30, 1998 (“DB Plan”). The DB Plan was frozen effective June 30, 1998, and none of our named executive officers (as described in the “Executive Compensation” section of this Proxy Statement) are participants in the DB Plan. The fees for services related to the DB Plan were paid to a different line of business within Towers Watson and were not associated with the Towers Watson executive compensation team that provided advice to the Compensation Committee.
Compensation Committee Interlocks and Insider Participation
No member of our Compensation Committee serves, or has served at any time, as one of our officers or employees or has, during 2014, had a material interest in any related person transaction, as defined in Item 404 of Regulation S-K. None of our executive officers serve or, during 2014, served as a member of the board of directors or compensation committee of any other company that has or had an executive officer serving as a member of our Board or Compensation Committee.
Corporate Governance and Nominating Committee
The primary purposes of the Corporate Governance and Nominating Committee are to: (1) maintain and review the Governance Guidelines and propose to our Board changes to the Governance Guidelines as corporate governance developments warrant; (2) identify, recruit and recommend qualified individuals for nomination as directors consistent with criteria approved by our Board, and nominate directors for membership on Board committees; (3) evaluate director candidates recommended by our shareholders; (4) evaluate the overall performance of our Board, its committees and our directors; (5) report annually to our Board on the status of the CEO succession plan; (6) review corporate governance issues brought before the Board; and (7) evaluate director compensation to ensure that our directors are competitively compensated and recommend any proposed changes in director compensation to our Board for its approval. The Corporate Governance and Nominating Committee met four times during 2014.
Director Qualifications; Identifying and Evaluating Nominees
The Corporate Governance and Nominating Committee is responsible for recommending to the Board the appropriate skills and qualifications required of Board members and assessing the appropriate balance of skills and qualifications required of directors based on our needs from time to time. At a minimum, director nominees must possess the following skills and qualifications: broad experience, wisdom, integrity, the ability to make independent analytical inquiries, an understanding of our business environment, willingness to devote adequate time to Board duties, and diversity. The Corporate Governance and Nominating Committee and our Board endeavor to have a Board representing a range of experience in business and in other areas that are relevant to our activities with a goal of achieving a Board that, as a whole, provides effective oversight of our management and business through, among other things, diversity (i.e., differences of viewpoint, professional experience, education, skill and other individual qualities and attributes that contribute to the Board’s heterogeneity). The consideration of diversity in identifying director nominees is integrated annually as part of the director nomination process by both our Board and the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee also considers the current composition of the Board and other relevant factors and attributes that it deems appropriate and important for nominees to make meaningful contributions to our Board and business, including:

•
Leadership. Directors with experience in significant leadership positions over an extended period, particularly CEO and Chief Operating Officer positions, provide us with special insights. These individuals generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

•
Strategic Planning Experience. Effective strategic planning is critical to our success. Therefore, extensive experience in strategic planning as a result of various executive leadership roles is very important to us.

•
Retail Industry Experience. Experience in the retail industry as executives, directors, consultants, professionals or in other capacities is important to help provide context to our decisions, results and operations, as well as to provide oversight to our management team.

•
Financial Expertise. An understanding of finance and financial reporting processes is important for our directors, as we measure our operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and vigorous auditing are critical to our success. We seek to have at least a majority of the members of our Audit Committee qualify as audit committee financial experts (as defined by NYSE rules) and we expect all of our directors to be financially knowledgeable.

•	Marketing Experience. As a retailer, marketing is critical to our success. Therefore, marketing expertise, both for brick-and-mortar stores and e-commerce, is very important to us.

•
Investor Relations Experience. As a public company, experience in the development, implementation and articulation of corporate strategy, experience with commercial, financial and communications and experience working directly with investment analysts, institutional investors and the broad financial community is valuable to us.

•	Real Estate Experience. As of the end of 2014, we operated more than 850 stores in 40 states. In light of this significant investment, real estate expertise is important to us.
In identifying and evaluating director nominees, the Corporate Governance and Nominating Committee will implement such processes as it deems appropriate, including retaining a third party or third parties to assist in identifying or evaluating potential nominees. Prior to his or her nomination to the Board, each director nominee must (1) meet the minimum qualifications set forth above, (2) have at least one interview with the Corporate Governance and Nominating Committee and with any other director who requests an interview, and (3) complete and sign a comprehensive questionnaire in a form deemed appropriate by the Board.
In identifying potential director candidates, the Corporate Governance and Nominating Committee considers recommendations from our directors, CEO and shareholders. A shareholder wishing to recommend a prospective director nominee to our Board must send written notice to: Chair of the Corporate Governance and Nominating Committee, Stage Stores, Inc., c/o Secretary, 10201 Main Street, Houston, Texas 77025. The written notice must include the prospective nominee’s name, age, business address, principal occupation, ownership of our common shares, information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of that prospective nominee as a director, and any other information that is deemed relevant by the recommending shareholder. Shareholder recommendations that comply with these procedures and that meet the factors outlined above will receive the same consideration that the recommendations of our Board receive. For the 2016 annual meeting of shareholders, recommendations for director nominees must be submitted in writing by January 4, 2016.
In addition to the skills and qualifications described above, the specific factors that the Corporate Governance and Nominating Committee and the Board considered in each current director nominee’s nomination are included with their individual biographies appearing in Item 1 (Election of Directors) above.
Communications with the Board
Shareholders and other interested parties may send written communications to our Board and, if applicable, to the Chairman and other individual directors, by mail, facsimile or courier to our principal executive offices. Under a process approved by our Board for handling correspondence received by us and addressed to independent directors, our corporate secretary will forward all correspondence that we receive to the Board or, if applicable, to the Chairman or other individual director. Communications should be addressed to our Board or applicable director at: Stage Stores, Inc., c/o Secretary, 10201 Main Street, Houston, Texas 77025, or sent by facsimile to our corporate secretary at (832) 900-5777.

Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the submission by our employees of concerns regarding questionable accounting or auditing matters. These procedures are incorporated into our Code of Ethics and (1) set forth a statement about our commitment to comply with laws, (2) encourage employees to inform us of conduct amounting to a violation of applicable standards, (3) describe prohibited conduct, (4) set forth compliance procedures that employees may easily use, including making confidential, anonymous complaints, and (5) provide assurances that there will be no retaliation for reporting suspected violations.
We have also established procedures to enable anyone who has a concern regarding non-accounting matters and violations of our Code of Ethics to report that concern through our normal company channels or anonymously. An anonymous ethics hotline is maintained by an independent third party and is available 24 hours a day, seven days per week.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners
The following table provides information regarding beneficial ownership of our common shares by each person or entity known by us to be the beneficial owner of more than five percent of our outstanding common shares. The assessment of holders of more than five percent of our common shares is based on a review of and reliance upon their respective filings with the SEC. Except as otherwise indicated, all information is as of the Record Date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10022	3,199,033	10.1%
Wellington Management Group LLP (2) 280 Congress Street Boston, MA 02210	3,191,080	10.1%
Dimensional Fund Advisors LP (3) Building One 6300 Bee Cave Road Austin, TX, 78746	2,638,905	8.3%
The Vanguard Group, Inc. (4) 100 Vanguard Boulevard Malvern, PA 19355	2,054,776	6.5%
__________

(1)
The information is based on the Schedule 13G/A (Amendment No. 6) filed with the SEC on March 10, 2015 by BlackRock, Inc. reporting on beneficial ownership as of February 28, 2015. According to the filing, the reporting person has sole voting power with respect to 3,086,582 common shares, sole dispositive power with respect to 3,199,033 common shares, and no shared voting power or shared dispositive power over any of our common shares.

(2)
The information is based on the Schedule 13G/A (Amendment No. 12) filed with the SEC on February 12, 2015 by Wellington Management Group LLP reporting on beneficial ownership as of December 31, 2014. According to the filing, the reporting person has shared voting power with respect to 2,451,580 common shares, shared dispositive power with respect to 3,191,080 common shares, and no sole voting power or sole dispositive power over any of our common shares.

(3)
The information is based on the Schedule 13G/A (Amendment No. 7) filed with the SEC on February 5, 2015 by Dimensional Fund Advisors LP reporting on beneficial ownership as of December 31, 2014. According to the filing, the reporting person has sole voting power with respect to 2,549,781 common shares, sole dispositive power with respect to 2,638,905 common shares, and no shared voting power or shared dispositive power over any of our common shares.

(4)
The information is based on the Schedule 13G/A (Amendment No. 4) filed with the SEC on February 11, 2015 by The Vanguard Group, Inc. reporting on beneficial ownership as of December 31, 2014. According to the filing, the reporting person has sole voting power with respect to 46,572 common shares, sole dispositive power with respect to 2,009,904 common shares, shared dispositive power with respect to 44,872 shares, and no shared voting power over any of our common shares.

Security Ownership of Management
The following table provides information regarding the beneficial ownership of our common shares, including unvested restricted stock, by each named executive officer listed in the Summary Compensation Table, each of our directors, and all of our directors and executive officers as a group. The table also provides information about stock options and stock appreciation rights (“SARs”) exercisable within 60 days of the Record Date. Unless otherwise indicated by footnote, individuals have sole voting and investment (dispositive) power. All information is as of the Record Date, except as otherwise noted. Other than in the case of Mr. Glazer, as footnoted, none of the shares are pledged as security.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership			Percent of Class
	Common Stock	Unvested Restricted Stock	Stock Options / SARs Exercisable Within 60 Days
Michael L. Glazer (1)	243,970	143,666	—	1.2%
Oded Shein	21,838	20,693	15,000	*
Steven P. Lawrence	54,139	89,374	—	*
Steven L. Hunter	40,524	35,735	8,850	*
Stephen B. Parsons	880	30,388	—	*
Alan J. Barocas	42,595	5,155	—	*
Elaine D. Crowley	—	5,155	—	*
Diane M. Ellis	7,891	5,155	—	*
Gabrielle E. Greene-Sulzberger	21,574	5,155	—	*
Earl J. Hesterberg	27,096	5,155	—	*
Lisa R. Kranc	7,788	5,155	—	*
William J. Montgoris	66,035	5,155	—	*
C. Clayton Reasor	10,348	5,155	—	*
Ralph P. Scozzafava	13,335	6,008	—	*
All directors and executive officers as a group (18 persons)	603,953	432,762	26,750	3.3%
__________

*	Represents less than 1.0% of our outstanding common stock.

(1)	Mr. Glazer holds 122,929 shares of common stock pledged as security in a margin account.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding common shares, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares. Directors, executive officers and greater than 10% shareholders are required by the SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely upon our review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied during 2014 with the reporting requirements of Section 16(a) of the Exchange Act.
Stock Ownership by Executive Officers
Our Board has adopted a stock ownership and retention policy (“Ownership Policy”) applicable to officers at or above the executive vice president level that requires these executives to hold a significant financial stake in our common shares in order to align the long-term interests of our executives with those of our shareholders. Under the Ownership Policy, on and after the later of (1) the fifth anniversary of his or her appointment as an executive vice president or higher, or (2) the fifth anniversary of the effective date of the Ownership Policy (i.e., March 29, 2016) (in either case, the “Target Date”), each such officer must have developed and thereafter maintain an ownership position in our common shares with a minimum value (“Target Ownership Level”) as follows:

•	A Target Ownership Level for the CEO having a value equal to three times his or her base salary; and

•	A Target Ownership Level for all executive vice presidents or higher having a value equal to his or her base salary.
For purposes of assessing compliance with the Ownership Policy, the value of stock means the greater of the fair market value of our common shares held of record on the date of determination by the executive and his or her spouse, or the value of our common shares at the time of acquisition. In determining whether the executive has achieved his or her Target Ownership Level, the executive may include the value of our common shares owned outright or beneficially and shares held in benefit plans, in any event acquired by him or her (1) in open market purchases, (2) from vested restricted stock awards, (3) from net shares held following the exercise of stock options and SARs, (4) from earned performance shares, and (5) from deferred compensation plan acquisitions. The executive may also include the share value equivalents of gains on vested but unexercised stock options and SARs. Individual and joint holdings of stock with an executive’s spouse shall also be included in measuring achievement of the applicable Target Ownership Level.
In the event of a financial hardship (e.g., illness, tuition, mortgage), an executive, with the prior written consent of the Compensation Committee and subject to certain limitations, may sell our common shares acquired by him or her to satisfy the Target Ownership Level requirement of the Ownership Policy.
Stock Ownership by Directors
Our Board also requires non-employee directors to hold a significant financial stake in our common shares in order to align the long-term interests of the directors with those of our shareholders. Each director must develop and maintain an original investment of at least four times the annual Board retainer in effect upon the director’s initial election or appointment to our Board (“Original Investment”). If the annual Board retainer is increased, each director must develop and maintain an additional investment in our common shares equal to four times the increase in the retainer (“Additional Investment”). In determining whether a director has achieved the Original Investment and the Additional Investment, the director may include his or her (1) tax basis in any stock held directly or through a broker (i.e., acquisitions net of dispositions), (2) tax basis in vested restricted stock, (3) tax basis in vested but unexercised in-the-money stock options and SARs, and (4) director fees which the director has designated to be used for the acquisition of restricted stock or deferred stock units under our Non-Employee Director Equity Compensation Plan. Directors have three years from the date of their initial election to the Board to achieve the Original Investment, and three years from the date of an increase in the annual Board retainer to achieve the Additional Investment. As of the Record Date, each director who has served on our Board for at least three years satisfied the stock ownership requirements.
Hedging Prohibited
Hedging or monetization transactions may be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Those hedging transactions may permit a person to continue to own our securities without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as our other shareholders. Therefore, our Board prohibits our directors, officers and other employees from all hedging or monetization transactions involving our commons shares or other securities.
Pledging Prohibited
Securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Similarly, securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Because a foreclosure sale or margin sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in our securities, our Board prohibits our directors, officers and other employees from holding our common shares or other securities in a margin account or otherwise pledging our common shares or other securities as collateral for a loan. Exceptions to the prohibition on margin accounts and pledged securities may be made only by our Board and only with respect to our securities pledged on or before April 11, 2014.
As of April 11, 2014, Mr. Glazer, a director since August 2001 and our President and CEO since April 2012, was the beneficial owner of 278,376 shares of our common stock, of which 122,929 shares were pledged as security in a margin account (“Pledged Stock”). In view of the undue financial hardship that would result if he is required to sell other longstanding investments as a condition to the immediate release of all of the Pledged Stock from his margin account, our Board granted Mr. Glazer an exception from our anti-pledging policy, but only with respect to the Pledged Stock. Our Board does not believe that this exception will undermine the goal of aligning Mr. Glazer’s interests with long-term shareholder interests, or cause a negative impact on our stock price in the event a portion or all of the Pledged Stock is sold to meet a margin call because our stock is actively traded (e.g., the average daily trading volume for the 30 days prior to the Record Date was 395,807 common shares).

ITEM 2: APPROVAL OF THE PERFORMANCE BONUS PLAN
Background
On March 26, 2015, our Board adopted, based on the recommendation of the Compensation Committee (which we refer to as the “Committee” throughout this discussion of Item 2), and proposed that our shareholders approve, the Performance Bonus Plan. The Performance Bonus Plan provides for cash compensation to be paid annually when we meet or exceed pre-established minimum performance amounts under one or more financial measures approved by the Committee at the start of the fiscal year. The Performance Bonus Plan is being submitted to the shareholders for approval at the Annual Meeting in an effort to ensure that the compensation payable under the Performance Bonus Plan will be deductible as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended and including applicable rules, regulations and authoritative interpretations thereunder (“IRC”). Our Board recommends that shareholders approve the Performance Bonus Plan.
Section 162(m) Approval Requirement
Section 162(m) of the IRC generally provides that we may not deduct more than $1,000,000 of compensation paid during any fiscal year to our covered employees (i.e., our CEO and our three other highest compensated executives (excluding our principal financial officer) employed at the end of the fiscal year). However, this limit does not apply to “qualified performance-based compensation” as defined by Section 162(m) of the IRC. Annual incentive awards under the Performance Bonus Plan will only constitute qualified performance-based compensation under Section 162(m) of the IRC if certain requirements are satisfied, including shareholder approval of the material terms of the performance criteria of the Performance Bonus Plan at least once every five years. By approving the Performance Bonus Plan, our shareholders will approve, among other things, the material terms of the performance criteria (as described below in “Description of Bonus Awards”) used to determine whether bonus awards are earned.
Summary of the Performance Bonus Plan
The Performance Bonus Plan provides for cash compensation to be paid annually when we meet or exceed minimum performance amounts under one or more performance criteria approved by the Committee at the start of the fiscal year. The Performance Bonus Plan is intended to meet the requirements for qualified performance-based compensation under Section 162(m) of the IRC so that annual incentive award opportunities awarded under the Performance Bonus Plan qualify for a federal income tax deduction.
The purpose of the Performance Bonus Plan is to advance our interests by (1) attracting, retaining and motivating employees, (2) aligning participants’ interests with those of our shareholders, and (3) qualifying compensation paid to our executives as qualified performance-based compensation under Section 162(m) of the IRC. The Performance Bonus Plan will become effective if and when approved by our shareholders at the Annual Meeting.
The following summary describes the material features of the Performance Bonus Plan and is qualified in its entirety by reference to the complete text of the Performance Bonus Plan attached to this Proxy Statement as Exhibit A.
Administration
The Performance Bonus Plan is, and will be, administered by the Committee. Each member of the Committee will be an “independent director” for purposes of our Governance Guidelines, the Committee’s charter and NYSE rules; a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act; and an “outside director” within the meaning of Section 162(m) of the IRC. The Committee is currently comprised of six directors, each of whom meets all of these criteria. The Committee has the authority to administer, interpret the terms of, determine the eligibility of employees to participate in, and make all other determinations and take all other actions in accordance with the terms of, the Performance Bonus Plan. Any determination or decision by the Committee will be conclusive and binding on all persons who at any time have or claim to have any interest under the Performance Bonus Plan. As plan administrator, the Committee is responsible for designating eligible participants and selecting the performance goals - including the applicable performance criteria, performance amounts and payout percentages - used to calculate the annual performance incentive bonus award, if any.
Eligibility and Participation
In the Committee’s discretion, all of our and our subsidiary’s officers, executives and key employees are eligible to participate in the Performance Bonus Plan. We and our subsidiary presently have approximately 25 eligible participants.

Description of Bonus Awards
For each performance period, which is generally a full fiscal year, the Committee may grant annual incentive award opportunities under the Performance Bonus Plan in such amounts and on such terms as it determines in its sole discretion (subject to the limitations imposed by the Plan), including the applicable performance criteria (and any equitable adjustments made thereto), performance amounts and payout percentages.
For each annual incentive award opportunity awarded under the Performance Bonus Plan, the Committee will establish performance amounts that will be applied to determine the amount of compensation payable with respect to that award. The Committee will base the performance amounts on one or more of the following performance criteria listed in the Performance Bonus Plan:

(a)	Earnings (loss) per common share from continuing operations;

(b)	Earnings (loss) per common share;

(c)	Operating profit (loss), operating income (loss), or income (loss) from operations (as the case may be);

(d)	Income (loss) from continuing operations before unusual or infrequent items;

(e)	Income (loss) from continuing operations;

(f)	Income (loss) before income taxes;

(g)	Income (loss) from continuing operations before income taxes;

(h)	Income (loss) from continuing operations before extraordinary item and /or cumulative effect of a change in accounting principle (as the case may be);

(i)	Income (loss) before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be);

(j)	Net income (loss);

(k)	Income (loss) before other comprehensive income (loss);

(l)	Comprehensive income (loss);

(m)	Income (loss) before interest and income taxes (sometimes referred to as “EBIT”);

(n)	Income (loss) before interest, income taxes, depreciation and amortization (sometimes referred to as “EBITDA”);

(o)	Any other objective and specific income (loss) category or non-GAAP financial measure that appears as a line item in our filings with the SEC or the annual report to shareholders;

(p)	Any of items (c) through (o) on a weighted average common stock outstanding basis;

(q)
Either of items (a) or (b) on a basic basis and any of items (c) through (o) on a basic earnings per share basis, as basic earnings per share is defined in FASB ASC 260, Earnings Per Share, including authoritative interpretations or amendments thereof which may be issued from time to time as long as such interpretations or amendments are utilized on the consolidated statements of operations or statement of operations, as applicable, or in the notes to the consolidated financial statements;

(r)
Either of items (a) or (b) on a diluted basis and any of items (c) through (o) on a diluted earnings per share basis, as diluted per share is defined in the FASB ASC 260 - Earnings Per Share including authoritative interpretations or amendments thereof which may be issued from time to time as long as such interpretations or amendments are utilized on the consolidated statements of operations or statement of operations, as applicable, or in the notes to the consolidated financial statements;

(s)	Common share price;

(t)	Total shareholder return expressed on a dollar or percentage basis as is customarily disclosed in the proxy statement accompanying the notice of annual meetings of shareholders;

(u)	Percentage increase in comparable store sales, whether on an absolute basis or relative to those publicly held companies in the Company’s peer group as established by the Committee;

(v)	Gross profit (loss) or gross margin (loss) (as the case may be);

(w)	Economic value added;

(x)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(y)	Expense targets;

(z)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(aa)	Productivity ratios;

(bb)	Market share;

(cc)	Customer satisfaction; and

(dd)	Working capital targets and change in working capital.
The Committee, in its sole discretion, in setting the performance objectives, may provide for the making of equitable adjustments (including the income tax effects attributable thereto), singularly or in combination, to the performance criteria in recognition of unusual or non-recurring events, transactions and accruals, including for the effect of the following qualifying objective items:

(a)	Asset impairments as described in ASC 360 - Property, Plant, & Equipment, as amended, revised or superseded;

(b)	Costs associated with exit or disposal activities as described by ASC 420 - Exit or Disposal Cost Obligations, as amended, revised or superseded;

(c)	Impairment charges (excluding the amortization thereof) related to goodwill or other intangible assets, as described by ASC 350 - Intangibles - Goodwill and Other, as amended, revised or superseded;

(d)
Integration costs related to all merger and acquisition activity, including, without limitation, any merger, acquisition, reverse merger, triangular merger, tender offer, consolidation, amalgamation, arrangement, security exchange, business combination or any other purchase or sale involving us;

(e)
Transaction costs related to all merger and acquisition activity, including, without limitation, any merger, acquisition, reverse merger, triangular merger, tender offer, consolidation, amalgamation, arrangement, security exchange, business combination or any other purchase or sale involving us;

(f)	Any profit or loss attributable to the business operations of a specified segment as described in ASC 280 - Segment Reporting, as amended, revised or superseded;

(g)
Any profit or loss attributable to a specified segment as described in ASC 280 - Segment Reporting, as amended, revised or superseded, acquired during the performance period or an entity or entities acquired during the performance period to which the performance goal relates;

(h)	Any tax settlement(s) with a tax authority;

(i)	The relevant tax effect(s) of tax laws or regulations, or amendments thereto, that become effective after the beginning of the performance period;

(j)	Any extraordinary item, event or transaction as described in ASC 225-20 - Income Statement - Extraordinary and Unusual Items, as amended, revised or superseded;

(k)
Any unusual in nature, or infrequent in occurrence items, events or transactions (that are not “extraordinary” items) as described in ASC 225-20 - Income Statement - Extraordinary and Unusual Items, as amended, revised or superseded;

(l)	Any other non-recurring items, any events or transactions that do not constitute ongoing operations, or other non-GAAP financial measures (not otherwise listed);

(m)	Any change in accounting principle as described in ASC 250-10 Accounting Changes and Error Corrections, as amended, revised or superseded;

(n)	Unrealized gains or losses on investments in debt and equity securities as described in ASC 320 - Investments - Debt and Equity Securities, as amended, revised or superseded;

(o)	Any gain or loss recognized as a result of derivative instrument transactions or other hedging activities as described in ASC 815 - Derivatives and Hedging, as amended, revised or superseded;

(p)	Shares-based compensation charges as described in ASC 718 - Compensation - Stock Compensation and ASC 505-50 Equity-Based Payments to Non-Employees, as amended, revised or superseded;

(q)	Any gain or loss as reported as a component of other comprehensive income as described in ASC 220 - Comprehensive Income, as amended, revised or superseded;

(r)	Any expense (or reversal thereof) as a result of incurring an obligation for a direct or indirect guarantee, as described in ASC 460 - Guarantees, as amended, revised or superseded;

(s)	Any gain or loss as the result of the consolidation of a variable interest entity as described in ASC 810 - Consolidation, as amended, revised or superseded;

(t)
Any expense, gain or loss (including, but not limited to, judgments, interest on judgments, settlement amounts, attorneys’ fees and costs, filing fees, experts’ fees, and damages sustained as a result of the imposition of injunctive relief) as a result of claims, litigation, judgments or lawsuit settlement (including collective actions or class action lawsuits); or

(u)	Any charges associated with the early retirement of debt obligations.
The Committee defines the payout percentages at the same time it establishes the performance criteria (and any equitable adjustments made thereto) and performance amounts. The threshold, target and maximum payout percentages for performance incentive bonus award opportunities for our named executive officers and other participants is set annually by the Committee.
The Performance Bonus Plan provides for cash compensation to be paid annually when the performance goals are achieved. No right to a minimum incentive award exists under the Performance Bonus Plan. For each performance period, the Committee will establish an objective formula for each participant based on the achievement of the performance goals, the outcomes of which are substantially uncertain at the time they are established. The Committee derives the performance amounts from our corporate operating plan, which is approved by the Board at the start of the fiscal year.
After the end of the performance period, the Committee will determine the amount of the performance incentive bonus award earned by each participant under the predetermined objective formula for the performance goals. Payment of the performance incentive bonus award to the participant will be made upon certification by the Committee, in writing, that the performance goals were satisfied (i.e., at least the performance amount for a threshold award was attained) and the performance incentive bonus award has been calculated in accordance with the predetermined objective formula.
Maximum Bonus Awards
The Performance Bonus Plan provides that performance incentive bonus awards in any fiscal year may not exceed the maximum amount that is established annually for each participant pursuant to a predetermined objective formula, subject to the current maximum annual limit of $5,000,000.
Termination of Employment
A participant shall forfeit all rights to a performance incentive bonus award unless the participant is employed by us on the final day of the applicable performance period. Notwithstanding the foregoing, a participant who terminates by reason of retirement during a performance period shall be entitled to a pro-rated portion of any performance incentive bonus award that the participant would have been eligible to receive for the performance period in which his or her retirement occurred had his or her retirement not occurred at all.
Transferability
A participant in the Performance Bonus Plan may not assign, pledge or encumber his or her interest under the Performance Bonus Plan, except that a participant may designate a beneficiary as provided in the Performance Bonus Plan.
Amendment, Suspension or Termination
The Committee may amend, in whole or in part, any or all of the provisions of the Performance Bonus Plan, except as to those terms or provisions that are required by Section 162(m) of the IRC to be approved by the shareholders, or suspend or terminate the Performance Bonus Plan entirely; provided, however, that no such amendment, suspension or termination may, without the consent of the affected participants, reduce the right of participants to any payment due under the Performance Bonus Plan.
Section 409A
Section 409A of the IRC imposes certain restrictions on amounts deferred under non-qualified deferred compensation arrangements and a 20% additional tax on amounts that are subject to, but do not comply with, Section 409A. We intend for the awards granted under the Performance Bonus Plan to comply with the requirements of Section 409A, and the Committee will interpret, administer and operate the Performance Bonus Plan accordingly.

New Plan Benefits
The exact amount of the performance incentive bonus awards under the Performance Bonus Plan, if any, that will be allocated to or received by the participants is at the discretion of the Committee and dependent upon our future performance, and therefore cannot be determined at this time.
OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE PERFORMANCE BONUS PLAN.
EXECUTIVE COMPENSATION
Compensation Committee Report
The Compensation Committee reviewed and discussed the following Compensation Discussion and Analysis (“CD&A”) with our management. Based on that review and discussion, the Compensation Committee (which we refer to as the “Committee” in the CD&A) recommended to our Board that the CD&A be included in this Proxy Statement and our Annual Report on Form 10-K for our fiscal year ended January 31, 2015.
Members of the Compensation Committee
Earl J. Hesterberg, Chair
Alan J. Barocas
Diane M. Ellis
Lisa R. Kranc
C. Clayton Reasor
Ralph P. Scozzafava
Compensation Discussion and Analysis
Executive Summary
In this CD&A, we describe the material objectives and principles underlying our compensation policies and decisions and the material elements of the compensation of our named executive officers for 2014. For 2014, our “named executive officers” were:

Executive	Title
Michael L. Glazer	President and Chief Executive Officer (“CEO”)
Oded Shein	Executive Vice President, Chief Financial Officer (“CFO”) and Treasurer
Steven P. Lawrence	Chief Merchandising Officer
Steven L. Hunter	Executive Vice President, Chief Information Officer
Stephen B. Parsons	Executive Vice President, Chief Human Resources Officer (“CHRO”)
This CD&A should be read in conjunction with the compensation tables following this CD&A.
Business Strategy and Highlights
Our strategy for 2014 was to build on our prior year achievements and to pursue meaningful sales and earnings growth. Reflecting the successful implementation of our business strategy, we achieved the following results in 2014:
Financial Highlights

•	Net sales increased $29.1 million, or 1.8%, to $1.64 billion.

•	Comparable sales, including direct-to-consumer sales, increased 1.4%.

•	Direct-to-consumer sales increased $7.7 million, or 25.7%, to $38.8 million, the highest in our history.

•	Gross profit increased $13.3 million, or 3.1%.

•	Generated $102.2 million in cash from operating activities, a 119.7% increase over the prior year.

•	In August 2014, we increased our quarterly dividend rate by 12.0% to $0.14 per common share.

•
Pre-tax earnings from continuing operations were $60.7 million, compared to pre-tax earnings from continuing operations of $40.6 million for 2013, which includes the impact of the consolidation of our former South Hill, Virginia operations into our Houston, Texas corporate headquarters (“South Hill Consolidation”).

•
Total shareholder return (“TSR”), as calculated under the terms of our performance share awards, was 13.4% for 2014, and was 49.6% for the three year period ended January 31, 2015 (see the “Overview of 2014 Executive Compensation - Long-Term Incentives” section of this CD&A for additional information regarding the TSR calculation in connection with our performance share awards).

Strategic Highlights

•	To enhance our focus on our core specialty department store business, we completed the sale of our off-price concept Steele’s in the first quarter of 2014.

•	We expanded direct-to-consumer assortments and broadened our centralized fulfillment.

•
We continued to grow our cosmetics business with the installation of Estee Lauder counters in 75 stores and Clinique counters in 76 stores, and we now have Estee Lauder and/or Clinique counters in over 300 stores.

•	We refined our assortments with updated styles, new brands, additional categories within existing brands, and extended existing brands to additional stores.

•	We implemented store-level mark down optimization and continued to make progress on size pack optimization.

•	We re-launched our home category with a focus on offering a highly curated selection of kitchen, textile and gift assortments.

•	We continued to install new fixtures in our stores to improve product presentation and the shopping experience. New fixtures are now in approximately 20% of our stores.

•	We opened 18 new stores.
Overview of 2014 Executive Compensation
Our executive compensation program demonstrates strong pay-for-performance alignment. Total direct compensation (base salary and incentive compensation) for each named executive officer is reviewed annually based on market data, contributions to corporate performance, internal pay equity, and each executive’s performance, expertise, responsibility and experience.
Aligning executive compensation with performance is a key principle of our executive compensation philosophy. We believe our executive compensation program effectively implements this principle by tying the value of annual performance incentive bonus opportunities and long-term incentive equity awards under the program to our financial and stock price performance.
As evidence of this, approximately 80% of target total compensation awarded to Mr. Glazer in 2014 was variable compensation that is impacted by our performance and/or the value of our common shares, and approximately 70% of target total compensation awarded to our other named executive officers was variable compensation (see the “Pay-for-Performance” section in this CD&A). By tying a large portion of each named executive officer’s target total compensation to our performance and the value of our common shares, we have created a strong bond between executive compensation and our shareholders’ interests.
Base Salaries
Based on performance in the prior year and competitive market data, the 2014 base salaries of our named executive officers were increased by 2%, except for Mr. Shein who received an 8% increase to bring him more in line with our compensation Peer Group (as described later in this CD&A).
Annual Performance Incentive Bonuses
The opportunity to earn a performance incentive bonus in 2014 was based on two components. First, a pre-tax earnings performance component was weighted to determine two-thirds of the amount earned. Second, a relative comparable sales performance component was weighted to determine one-third of the amount earned. The pre-tax earnings component was based on our achievement relative to an earnings growth target established by the Committee and the other independent directors, after consultation with management, at the beginning of 2014. The comparable sales component was based on the year-over-year change in our comparable sales results in 2014 as compared to the 2014 Performance Group (as described later in this CD&A). “Comparable sales” means sales in stores open for at least 14 full months prior to the applicable reporting period and includes direct-to-consumer sales.

◦
Target. For 2014, our pre-tax earnings target was $65.3 million from continuing operations, an increase of $24.7 million or 60.8%, as compared to our 2013 actual pre-tax earnings from continuing operations which was impacted by expenses associated with the South Hill Consolidation. The comparable sales component was a 50th percentile ranking among the Performance Group for 2014 comparable sales. A threshold level of performance must be achieved to earn a bonus under each component, and a maximum level of performance limits the bonus that may be earned under each component.

◦
Results. Our performance in 2014 resulted in pre-tax earnings from continuing operations of $60.7 million, which was an achievement of 93.0% of our target. For 2014, our comparable sales increased 1.4%, which yielded a 61.5 percentile ranking among the Performance Group.

◦
Bonus Earned. While we achieved very positive comparable sales results and strong returns, we did not fully meet the pre-tax earnings bonus targets set for 2014. Based on these results, our named executive officers earned performance incentive bonuses for 2014 at 62.0% of target.

Long-Term Incentives
For 2014, the long-term incentive program for our named executive officers consisted of equity awards in the form of performance shares and restricted stock. Our long-term incentive program is designed to reward sustained, multi-year performance and retain executives for the duration of each equity award. Performance shares may be earned based on our TSR over a three-year period versus the Performance Group established at the beginning of that three-year period. For purposes of the performance shares, we measure TSR for our common shares and the publicly-traded shares of the Performance Group companies by comparing the change in the average closing price of the shares during all trading days in our first fiscal month of the performance period and the average closing price of the shares during all trading days in our final fiscal month of the performance period, including the reinvestment of dividends. For the 2012 through 2014 performance cycle, 130.8% of the target number of shares was earned. Restricted stock will generally vest ratably over a four year period.
Significant Executive Compensation Policies and Practices
Stock Ownership and Retention Policy
Our named executive officers are subject to a stock ownership and retention policy that requires each executive to acquire and maintain a minimum ownership stake in our common shares (see the “Stock Ownership by Executive Officers” section of this Proxy Statement).
Hedging Prohibited
We prohibit hedging or monetization transactions by our directors, named executive officers and other employees with respect to our securities (see the “Hedging Prohibited” section of this Proxy Statement).
Pledging Prohibited
We prohibit our directors, named executive officers and other employees from pledging of our securities as collateral for a loan (see the “Pledging Prohibited” section of this Proxy Statement).
No Gross-Up Payments
Our named executive officers are not entitled to gross-up payments as part of their annual and long-term compensation arrangements or with respect to any termination or change in control arrangements. In order to make whole those named executive officers whom we recruit and seek to relocate to our offices in Houston, we may provide a reimbursement of taxes related to certain relocation expenses.
No Repricing
It is the policy of our Board that we will not reprice or swap stock options or SARs without shareholder approval.
Limited Perquisites
Our executive compensation program offers limited perquisites that we believe are reasonable and customary in our industry.
Clawback Policy
Our named executive officers are subject to a compensation recovery or “clawback policy” (see the “Compensation Recovery / Clawback Policy” section in this CD&A).

Say-on-Pay Votes
At our 2014 annual meeting of shareholders, 96.5% of the votes cast approved the compensation paid to our named executive officers for 2013. Our pay-for-performance alignment remains strong. Accordingly, our Board recommends that shareholders vote FOR the compensation paid to our named executive officers in 2014 at our 2015 annual meeting of shareholders (see Item 3 in this Proxy Statement).
Compensation Objectives and Principles
The objectives of our executive compensation program are to:

•	Enable us to attract, motivate and retain the executive talent required to successfully drive and grow our business and to achieve our short-term and long-term business objectives;

•
Maximize the long-term commitment of our executive officers to our success by providing compensation elements that align their interests with the interests of our shareholders by linking compensation elements directly to financial metrics that the Committee believes influence the creation of long-term shareholder value; and

•	Reward our executive officers upon the achievement of short-term and long-term business objectives and enhanced shareholder value.
The principles of our executive compensation program are as follows:

•	Emphasize pay-for-performance and encourage retention of those executive officers who enhance our performance;

•	Maintain an appropriate balance between base salary and annual and long-term incentive compensation;

•	Link incentive compensation to the achievement of goals set in advance by the Committee;

•	Evaluate CEO performance against annual and long-term performance goals on an absolute basis as well as relative to the performance of our Peer Group and Performance Group;

•	Align the interests of our executive officers with those of our shareholders;

•	Eliminate payouts under annual and long-term performance-based incentives if threshold performance is not achieved;

•	Convene an executive session (without management) of the Committee at least once annually;

•	Recuse our CEO from deliberations and voting regarding his or her compensation;

•	Consult our CEO, on an advisory basis only, on the compensation awarded to our other named executive officers;

•	Conduct a thorough annual review and analysis of the recent compensation history of each named executive officer and all forms of compensation to which the executive may be entitled; and

•	Make recommendations on named executive officer compensation to the independent directors after the Committee completes a thorough review and analysis.
Key Considerations in Setting Compensation
Based on these objectives and principles, the Committee has structured our executive compensation program to motivate our named executive officers to achieve the business goals set by our Board and to reward them for achieving those goals. The following is a summary of key considerations affecting the setting of compensation for our named executive officers by the Committee. In the “Executive Compensation for 2014” section of this CD&A, we describe additional considerations that the Committee evaluated in establishing the compensation for our named executive officers in 2014.
Significance of Overall Corporate Performance
The Committee primarily evaluates our named executive officers’ contributions to our overall performance rather than focusing only on their individual function. The Committee believes that each named executive officer shares the responsibility to support our goals and performance as key members of our leadership team. While this approach influences all of the Committee’s compensation decisions, it has the biggest impact on the long-term incentive awards made annually.
Evaluation of Individual Performance
With the exception of the annual performance incentive bonuses and performance share awards, both of which depend on achieving specific quantitative financial performance objectives, the Committee does not use formulas in determining the amount and mix of compensation. The Committee exercises its discretion and judgment to evaluate a broad range of both quantitative and qualitative factors, including reliability in delivering financial and growth targets, performance in the context of the economic environment relative to other companies, a track record of integrity, good judgment, the vision and ability to create further growth and the ability to lead others. For long-term incentive awards, the Committee primarily considers a named executive officer’s potential for future successful performance and leadership as part of our executive management team, taking into account past performance as a key indicator. The Committee may also take into account extraordinary, unusual or non-recurring items anticipated or incurred by us that the Committee deems appropriate in determining compensation.
Pay-for-Performance
Aligning executive compensation with performance is a key principle of our executive compensation philosophy, and incentive compensation is designed to provide the opportunity to reward executives if we exceed our targeted performance levels. We believe our executive compensation program effectively implements this principle by tying the value of bonus opportunities and equity awards under the program to our financial and stock price performance.
The key metrics we currently use to evaluate the performance of our named executive officers are pre-tax earnings, relative comparable sales and relative TSR (as calculated under the terms of our performance share awards). We believe our pre-tax earnings is an important financial measure as it reflects our efforts to increase revenue and control our expenses. Relative comparable sales is important to provide a barometer of our top line performance against our competition. Using relative TSR is important to gauge the return delivered to our shareholders in comparison to our competition. In addition, the value of the incentive compensation that we award in the form of equity is significantly impacted by the price of our stock.
The charts that follow show the 2014 variable compensation (i.e., compensation that is impacted by our performance and/or the value of our common shares) for Mr. Glazer and our other named executive officers as a percentage of their respective target total compensation (base salary, annual performance incentive bonus opportunity at target, grant date fair value of long-term incentive equity awards at target, and other compensation and benefits). As the charts illustrate, 79% of Mr. Glazer’s and 69% of our other named executive officers’ compensation was dependent on our financial or stock price performance.
Mix of Compensation Elements
The Committee strives to provide an appropriate mix of compensation elements, including finding a balance between current and long-term compensation and between cash and equity incentive compensation. Cash payments primarily reward more recent performance while equity awards encourage our named executive officers to continue to deliver results over the long-term and also serve as a retention tool. The Committee believes that executive compensation should be appropriately weighted on both our long-term and short-term performance.
Use of Tally Sheets
The Committee annually reviews tally sheets that present for each named executive officer all elements of compensation, total annual compensation and total deferred compensation. The Committee also reviews the total benefits to which the named executive officer would be entitled upon various termination events. The Committee uses the tally sheets to ensure that our compensation is reasonable and competitive. The Committee also uses the tally sheets to evaluate the past performance of our named executive officers and to determine if our compensation strategy achieved our goals in the past and to align executive compensation with our short-term and long-term goals.
Comparative Compensation Data; 2014 Peer Group
In making compensation decisions, the Committee considers executive compensation data from a peer group of publicly-traded retailers listed below (“Peer Group”). The Peer Group provides direct incumbent information on a job title match basis (e.g., CEO, CFO, etc.) for key competitors. The companies in the Peer Group generally consist of U.S. based, publicly-traded apparel and accessories retailers with annual sales between one-half and two times our annual sales with which we compete for business and talent. All of the companies in the Peer Group meet a majority of those criteria. The members of the 2014 Peer Group were:

Abercrombie & Fitch Co.	Chico’s FAS, Inc.	New York & Company, Inc.
Aeropostale, Inc.	The Children’s Place Retail Stores, Inc.	Pacific Sunwear of California, Inc.
American Eagle Outfitters, Inc.	Christopher & Banks Corporation	Stein Mart, Inc.
Ann Inc.	DSW Inc.	Urban Outfitters, Inc.
Ascena Retail Group, Inc.	Express, Inc.
The Bon-Ton Stores, Inc.	The Men’s Wearhouse, Inc.
The Peer Group is reviewed annually and updated as the Committee deems appropriate taking into consideration changes in business conditions, changes in revenues, mergers and acquisitions and other circumstances bearing on the availability of compensation data and/or comparability of other companies. After the annual review, the following companies included in the 2013 Peer Group were removed from the 2014 Peer Group: The Cato Corporation; Charming Shoppes, Inc.; Collective Brands, Inc.; Hot Topic, Inc.; and The Talbots, Inc. The following companies were added to the Peer Group for 2014: Aeropostale, Inc.; The Bon-Ton Stores, Inc.; DSW Inc.; and Express, Inc.
In addition to the Peer Group analysis, the Committee considers data from the Towers Watson Compensation Data Bank (CDB) Retail/Wholesale Services Executive Database and the Hay Group Retail Executive and Management Total Remuneration Report. This information from Towers Watson and Hay Group is non-customized compensation data provided by job within the broader retail industry, including retailers with which we compete for executive talent. The Committee consults all three sets of information, because the Towers Watson and Hay Group data includes compensation information on more executives, including executives who are not included in publicly-available documents. The broader comparator group provides a more extensive basis on which to compare the compensation of our named executive officers, particularly for those whose responsibilities, experience and other factors are not directly comparable to those executives included in the publicly-available reports of the Peer Group.
Incentive-Based Compensation Benchmarking; 2014 Performance Group
To measure our relative performance with respect to comparable sales for the annual performance incentive bonus opportunities and our TSR for performance share awards, our Board and the Committee selected a group of 25 department store and apparel store retailers (“Performance Group”) that generally possess attributes similar to us, including market capitalization, annual sales, merchandise assortments, target customer, geography of store base and size of markets in which they operate. The companies comprising the Performance Group were included in the Dow Jones general retailers sector at the beginning of 2014. However, because the Dow Jones general retailers sector was comprised of 80 companies covering a broad range of subsectors within the retail industry, our Board and the Committee decided to include only department store and apparel store retailers from the Dow Jones apparel retailers and broadline retailers subsectors. Due to the fact that the companies within the Dow Jones general retailers sector are changed from time to time by Dow Jones, the companies included at the beginning of 2014 will be maintained as a fixed listing of companies for the duration of the applicable performance period (i.e., one year for performance incentive bonuses and three years for performance share awards).
The Performance Group for 2014 was as follows:

Department Store Group	Apparel Store Group
Dillard’s, Inc.	Abercrombie & Fitch Co.	Foot Locker, Inc.
J. C. Penney Company, Inc.	Aeropostale, Inc.	The GAP, Inc.
Kohl’s Corporation	American Eagle Outfitters, Inc.	Genesco Inc.
Macy’s, Inc.	Ann Inc.	Guess?, Inc.
Nordstrom, Inc.	Ascena Retail Group, Inc.	L Brands, Inc.
Sears Holdings Corporation	The Buckle, Inc.	The Men’s Wearhouse, Inc.
	Chico’s FAS, Inc.	Ross Stores, Inc.
	The Children’s Place, Inc.	The TJX Companies, Inc.
	DSW Inc.	Urban Outfitters, Inc.
Express, Inc.

The following companies included in the Performance Group for 2013 were removed from the Performance Group for 2014: SAKS, Incorporated (Hudson Bay) and The Cato Corporation.
Role of Management
The Committee believes that having the input of management is important to the overall effectiveness of our executive compensation program. Our CEO and CHRO regularly attend Committee meetings to participate in the presentation of materials and discussion of management’s point of view regarding compensation issues. Additionally, our CEO and the Committee consult with management from our human resources, finance and legal departments regarding the design and administration of our compensation program for executives and directors.
Our CEO annually reviews and evaluates the performance of the other named executive officers and presents recommendations regarding their compensation to the Committee for review, recommendation and approval. The Committee has the discretion to accept, reject or modify these recommendations. Our CEO and management do not participate in executive sessions of the Committee or when executive compensation determinations are made by the Committee and the other independent directors.
Role of Independent Compensation Consultant
The Committee may retain independent compensation consultants as it deems necessary. In establishing executive compensation for fiscal 2014, the Committee retained independent compensation consultant Towers Watson to provide Peer Group compensation and financial information from the public filings of those companies. The Committee also reviewed (as discussed above) non-customized compensation survey data provided by multiple independent compensation consultants.
Compensation Risk Management
Our Board, the Committee and management do not believe that there are any significant risks arising from our compensation policies and practices for our directors and employees that are reasonably likely to have a material adverse effect on us. Our compensation programs are balanced and emphasize pay-for-performance. A significant percentage of compensation is tied to our long-term performance. This provides strong incentives to manage us for the long term, while avoiding excessive risk taking in the short term. Goals and objectives reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. Likewise, the elements of compensation are balanced among cash payments and equity awards. With limited exceptions, the Committee retains discretion to adjust compensation for quality of performance and adherence to our values. Our Board, the Committee and management monitor our compensation policies and practices on an ongoing basis to determine whether our risk management objectives are being met with respect to rewarding our employees for performance.
Say-on-Pay Vote Results and Response
At our 2014 annual meeting of shareholders, 96.5% of the votes cast approved the compensation paid to our named executive officers for 2013, as disclosed in last year’s Proxy Statement pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion (“Say-on-Pay Vote”). Our Board and the Committee believe that the Say-on-Pay Vote confirmed shareholder support for our executive compensation policies and decisions. Accordingly, our Board and the Committee did not make changes to our executive compensation program as a result of the Say-on-Pay Vote. Although non-binding, our Board and the Committee will continue to consider the results of Say-on-Pay Votes in determining future executive compensation.
Say-on-Frequency Vote Results and Response
At least once every six years, we are required to hold an advisory vote on the frequency of Say-on-Pay Votes (“Say-on-Frequency Votes”). We held our initial Say-on-Frequency Vote at our 2011 annual meeting of shareholders and a majority of the votes were cast in favor of holding annual Say-on-Pay Votes.  In line with the preference of our shareholders, our Board determined that it will include the Say-on-Pay Vote in our proxy materials annually until the next Say-on-Frequency Vote, which will occur no later than our 2017 annual meeting of shareholders.
Compensation Recovery / Clawback Policy
Our named executive officers are subject to the compensation recovery or “clawback policy” adopted by our Board. Under the policy, if our Board determines that a named executive officer (or other officer at or above the executive vice president level) has engaged in fraudulent or intentional misconduct, our Board may take a range of actions to remedy the misconduct, prevent its recurrence and impose such discipline on the wrongdoers as would be appropriate. Discipline may vary depending on the facts and circumstances, and may include (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a material inaccuracy in our financial statements or performance metrics which affect the executive’s compensation, seeking reimbursement of any portion of any bonus or other incentive-based or equity-based compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the accurate financial statements or performance metrics. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.
The clawback policy also provides that if we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws of the United States, we will recover from current or former executives who received incentive-based compensation (including any type of equity compensation) during the three-year period preceding the date on which we are required to prepare an accounting restatement, based on the erroneous data, the excess of what would have been paid to the executive under the accounting restatement.
No Gross-Up Payments
Our named executive officers are not entitled to gross-up payments as part of their annual and long-term compensation arrangements or with respect to any termination or change in control arrangements. In order to make whole those named executive officers who we recruit and seek to relocate to our offices in Houston, we may provide a reimbursement of taxes related to certain relocation expenses.
No Repricing
It is the policy of our Board that we will not reprice or swap stock options or SARs without shareholder approval. We have discontinued the use of stock options and SARs except in extraordinary circumstances.
Compensation Elements
We believe that all of the executive compensation elements described below advance the primary purposes of our executive compensation program and the achievement of our short-term and long-term business objectives. These compensation elements are designed for the following, unique purposes:

•	Base salary, perquisites and other benefits are designed to attract and retain executives over time;

•	Annual performance incentive bonuses are designed to focus executives on the business objectives established by our Board for a particular year;

•
Long-term incentive compensation, which currently consists of equity compensation in the form of performance shares and restricted stock, is designed to focus executives on our long-term success, as reflected in increases to our stock price, growth in our earnings and other elements; and

•
Termination and change in control compensation and benefits are designed to attract and retain executives as we compete for talented employees in a marketplace where such compensation and benefits are customarily provided. Termination compensation and benefits are designed to ease an executive’s transition due to an unexpected employment termination, while change in control compensation and benefits are designed to encourage executives to remain focused on our business in the event of rumored or actual fundamental corporate changes.

The total compensation awarded to each named executive officer, as well as each element of compensation, is intended to foster our pay-for performance philosophy and provide a competitive compensation package as compared to executives in similar positions at competitive companies in our industry. Although the Committee does not have any specific formula for establishing the amount and mix of base salary and variable compensation, it does reference the Peer Group and additional comparative compensation data discussed above as a market check in making these determinations. The Committee also considers factors relating to each named executive officer’s individual position, performance versus objectives, professional history and experience, relevant skill set, scope of duties, and the internal relationship of pay across all executive positions as it establishes compensation.
Base Salary
The Committee views a competitive base salary as an important component to attract and retain executive talent. Base salary is not intended to represent the primary method of rewarding performance. The Committee considers both internal pay equity and external competitiveness in determining the base salary of our named executive officers. After receiving input from our CEO regarding the performance of the other named executive officers, the Committee uses its judgment regarding individual performance, market competitiveness, length of service, job responsibilities and other factors to determine the appropriate base salary for each named executive officer.
Annual Performance Incentive Bonus
A performance incentive bonus opportunity for our named executive officers is determined annually. For 2014, a bonus could be earned based on our (1) pre-tax earnings from continuing operations (constituting two-thirds of the opportunity) and (2)

comparable sales relative to the Performance Group (constituting one-third of the opportunity). Annual performance incentive bonus targets are expressed as a percentage of base salary, with the target percentage increasing with job scope and complexity.
At the beginning of each year, the Committee evaluates our annual operating plan to determine if pre-tax earnings and comparable sales remain appropriate for measuring the achievement of our objectives and to motivate our executives. Based on discussions with our CEO, CHRO, CFO and independent compensation consultant, the Committee recommends, and our independent directors approve, a matrix of financial parameters establishing the threshold (minimum), target and maximum performance levels for pre-tax earnings and comparable sales at a time when achievement of those objectives is substantially uncertain.
Following the completion of each year and prior to paying any performance incentive bonuses, the Committee also reviews our financial results for the completed performance period (i.e., fiscal year), certifies the calculation of bonus amounts and reports them to our Board.
For additional information on the performance incentive bonuses for 2014, see the “Executive Compensation for 2014” section of this CD&A.
Long-Term Incentive Compensation
The Committee considers long-term incentive compensation critical to the alignment of executive compensation with the creation of shareholder value. In 2014, our long-term incentive compensation consisted of equity awards granted under two shareholder approved plans: our Amended and Restated 2001 Equity Incentive Plan (“2001 Equity Plan”) and our Second Amended and Restated 2008 Equity Incentive Plan (“2008 Equity Plan”).
At its spring meeting, the Committee reviews the portfolio of long-term incentive vehicles, the targeted award size and the performance measures associated with any awards. The Committee also reviews recommendations provided by management and the Committee’s independent compensation consultant regarding long-term incentive design. The Committee, with the approval of our other independent directors, has historically made annual grants of equity awards. For 2014, awards made to our named executive officers were in the form of performance shares and restricted stock. We have discontinued the use of stock options and SARs except in extraordinary circumstances.
The Committee believes that the use of multiple equity vehicles balances the equity-driven growth and performance aspects of performance shares with the retention aspects of restricted stock. The grant date for annual equity awards is the same date that our Board approves the awards. From time to time, our Board will consider making grants under other special circumstances, such as when recruiting new executive talent, upon the promotion of an executive and to retain key individuals. All grants other than the annual grants are effective as of the date of the event (e.g., the new hire or promotion date).
Restricted Stock
Restricted stock consists of common stock subject to vesting restrictions tied to continued employment. Restricted stock provides our named executive officers with the opportunity to earn full value shares of our common stock. The Committee views restricted stock as an excellent mechanism to align executive interests with those of shareholders by supporting increased share ownership for key executives. Restricted stock is also an effective retention tool based on the vesting schedule which occurs over a period of several years. Restricted stock grants may either vest all at once at the end of a specified period or vest in pro rata increments over a specified period. Generally, the Committee awards restricted stock with a four year pro rata vesting schedule (i.e., 25% per year). If the executive’s employment is terminated before vesting for any reason other than death, disability or retirement, the unvested portion of the restricted stock award will be forfeited. If the executive dies, becomes disabled or retires, the restricted stock award will fully vest. In the event of a change in control, the restricted stock award will vest.
Performance Shares
Performance shares also provide our named executive officers with the opportunity to earn full value shares of our stock. The number of performance shares that vest, if any, is determined by our TSR over a three-year performance cycle relative to the Performance Group established at the beginning of the year in which the performance shares are awarded (see the “Overview of 2014 Executive Compensation - Long-Term Incentives” section of this CD&A for additional information regarding the TSR calculation in connection with our performance share awards). If the executive’s employment is terminated before the end of the performance cycle for any reason other than death, disability or retirement, the performance share award is forfeited. If the executive dies, becomes disabled or retires during the performance cycle, the executive will receive the target number of performance shares awarded. In the event of a change in control, the target number of performance shares awarded will vest. The Committee views performance shares as a critical link between executive compensation and the creation of shareholder value.

Stock Appreciation Rights
Beginning in 2012, the use of SARs was discontinued except in extraordinary circumstances. Some of our named executive officers hold SARs granted prior to 2012, as is indicated in compensation tables following this CD&A.
SARs allow the executive to benefit from any appreciation in our stock price from the grant date through the exercise date. Upon exercise, the executive receives an amount of our common shares equal to the increase in our stock price between the grant date and the exercise date. SARs may not be granted at less than 100% of the fair market value of our common stock on the grant date. SARs may not be settled in cash.
SARs have a seven-year term and vest either (1) one-fourth on each of the first four anniversaries of the grant date or (2) one-half on the second anniversary of the grant date and one-fourth on each of the third and fourth anniversaries of the grant date. If an executive dies, unvested SARs will vest and the executive’s estate will have one year from the date of death to exercise all SARs. If an executive becomes disabled or retires, unvested SARs will vest and the executive will normally have one year from the date of termination to exercise all SARs. Upon the termination of an executive’s employment for reason other than death, disability or retirement, the executive will have 60 days from the date of termination to exercise all vested SARs. In the event of a change in control, all SARs will immediately vest and will be exercisable by the executive. In any event, the exercise must occur within the remaining term of the SARs. Any portion of the SARs not exercised within the term of the SARs will terminate.
Benefits and Perquisites
We provide limited benefits and perquisites that are an important element of total compensation because of the value our named executive officers place on these benefits. The perquisites and other benefits we provide our named executive officers are summarized below in the Summary Compensation Table, the Nonqualified Deferred Compensation table and related footnotes. In addition, we provide our named executive officers with core benefits available to all full-time employees (e.g., coverage for medical, dental, prescription drugs, basic life insurance and long-term disability coverage) as well as a supplemental executive medical plan. The supplemental executive medical plan is an insured plan which reimburses officers at the executive vice president level and above for out-of-pocket medical and dental expenses not covered by the primary medical plan.
Retirement Plans
We do not provide a qualified retirement program for our named executive officers; however, participation in our Nonqualified Deferred Compensation Plan (Senior Executives) (“DC Plan”) is available for our named executive officers. For additional information, see the “Nonqualified Deferred Compensation” and “Retirement Plans” sections following this CD&A.
Termination and Change in Control Arrangements
Pursuant to their employment agreements, our named executive officers are entitled to compensation and other benefits if their employment terminates or if there is a change in control, as described in the “Potential Payments upon Termination or Change in Control” section following this CD&A. Termination and change in control compensation and other benefits are established at the time a named executive officer signs an employment agreement. In exchange for the benefits provided to the named executive officers in their respective employment agreements, we receive a post-termination release of claims and various restrictive covenants in our favor (e.g., non-competition, non-solicitation and continuing cooperation).
Termination
Our named executive officers are entitled to compensation and other benefits in an amount the Committee believes is appropriate, taking into account the time it is expected to take a terminated employee to find another job. Compensation and other benefits upon termination are intended to ease the consequences to an employee of an unexpected termination of employment. We benefit in that the employment agreements contain restrictive covenants in our favor that continue for a period of time following termination.
Change in Control
The Committee and our Board recognize the importance to us and our shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with any rumored, threatened or actual change in control. To that end, the Committee and our Board believe that properly designed change in control provisions in our named executive officers’ employment agreements protect shareholder interests by enhancing executive focus during rumored or actual change in control activity through (1) incentives to remain with us despite uncertainties while a transaction is under consideration or pending and (2) assurances of severance and other benefits in the event of termination.

To diminish the potential distraction due to personal uncertainties and risks that inevitably arise when a change in control is rumored, threatened or pending, the Committee and our Board have provided our named executive officers with what the Committee and our Board determined to be competitive change in control compensation and benefit provisions in their employment agreements. The employment agreements of our named executive officers provide for specific enhanced payments and benefits in the event of a change in control.
Double Trigger
The enhanced termination benefits payable under the named executive officers’ employment agreements in connection with a change in control require a “double trigger” which means the named executive officer will only be eligible to receive change in control compensation and benefits (1) if a change in control occurs and (2) during the period beginning six months before the change in control and ending 24 months after the change in control, (a) the executive’s employment agreement is terminated by us or our successor without good cause, or (b) the executive’s employment agreement is terminated by the executive with good reason. A double trigger was selected to enhance the likelihood that the named executive officers will remain with us after a change in control, since the executives will not receive the change in control compensation payments and benefits following a voluntarily resignation after the change in control. Thus, the executive is protected from actual or constructive dismissal for 24 months after a change in control, while any new controlling party or group is better able to retain the services of a key asset.
Employment Agreements
We are a party to three-year, automatically renewable employment agreements with each of our named executive officers. The employment agreements provide for a base salary and an annual performance incentive bonus opportunity.  The employment agreements also provide for perquisites such as an automobile allowance, a financial planning allowance and participation in all other bonus and benefit plans available to our executive officers. Provisions of the employment agreements related to termination and change in control are discussed in the “Potential Payments Upon Termination or Change In Control” section following this CD&A.
The employment agreements have been filed with the SEC and may be reviewed on the SEC’s EDGAR database at www.sec.gov. Mr. Glazer’s employment agreement was included as Exhibit 10.25 to our Quarterly Report on Form 10-Q filed on September 6, 2012. Mr. Shein’s employment agreement was included as Exhibit 10.4 to our Quarterly Report on Form 10-Q filed SEC on June 9, 2011. Mr. Lawrence’s employment agreement was included as Exhibit 10.3 to our Quarterly Report on Form 10-Q filed on June 13, 2013. Mr. Hunter’s employment agreement was included as Exhibit 10.1 to our Current Report on Form 8-K filed on April 7, 2015. Mr. Parson’s employment agreement was included as Exhibit 10.2 to our Quarterly Report on Form 10-Q filed on June 10, 2014.
Executive Compensation for 2014
Considerations
At its April 2014 meeting, the Committee reviewed the market data and analyses provided by its independent compensation consultant and determined that our overall compensation program was generally competitive and consistent with the Committee’s compensation objectives. In determining 2014 compensation for our named executive officers, the Committee considered many factors, including:

•	our Board’s judgment and satisfaction with our performance in 2013, including with respect to revenues, earnings and expense control;

•	assessments of the executive’s individual performance and leadership in 2013, and the potential for future contributions to our business and operations;

•	achievement of long-term strategic and short-term business goals;

•
the nature and scope of the executive’s responsibilities and his effectiveness in leading our initiatives to successfully increase customer satisfaction, enhance our growth and ensure compliance with our policies;

•	desired competitive positioning of compensation;

•	retention needs;

•	the compensation practices of our Peer Group; and

•	the performance of our Performance Group.
The Committee focused much of its time on aligning executive compensation with corporate and individual performance. In evaluating 2013 performance, the Committee and other independent directors believed that our named executive officers responded well to challenging economic and market conditions. So despite our 2013 financial results falling short of initial expectations, the leadership, retail expertise and key actions of Mr. Glazer and the other named executive officers were able to strengthen our business and prepare us for improved results. Among the key actions of 2013 led by Mr. Glazer and the other named executive officers (excluding Mr. Parsons who joined us in 2014) were the South Hill Consolidation, developing a strategy for the disposition of the Steele’s off-price division and further enhancement of our e-commerce platform.
CEO 2013 Performance
In addition to the performance considerations discussed above, the 2013 corporate and individual performance matters below were most significant in formulating 2014 compensation for Mr. Glazer. These items are important to achieve our objectives to improve our financial performance, promote corporate efficiencies and grow our business.

•	Pre-tax earnings in 2013 offset a portion of the costs associated with the South Hill Consolidation, but not to the extent targeted;

•	Our 2013 comparable sales result was below our objective;

•	The development of a succession plan, with a particular focus on the top management positions;

•
Initiating the development of a comprehensive marketing plan focused on our customer, brand development, direct-to-consumer business, including conducting customer research in order to appropriately shape our strategic objectives; and

•
Launching and continued work toward a five-year growth plan for our business, including plans for Steele’s (which was sold to an independent buyer in 2014), and shaping the role of our real estate department to align with the plan.

Other NEOs 2013 Performance
Mr. Shein
As CFO, Mr. Shein’s responsibilities were to oversee our finance functions, which include accounting, tax, treasury, financial planning and analysis, private label credit card program, loss prevention and investor relations. He was instrumental in our fiscal management. His financial expertise and efforts to expand our private label credit card program have added significant value to us.
Mr. Lawrence
As Chief Merchandising Officer, Mr. Lawrence’s responsibilities were to oversee all of our merchandising strategies. He was instrumental in bringing new brands into our stores that our customers desired. Mr. Lawrence’s merchandising expertise and relationships with high profile brands have added tremendous value to us.
Mr. Hunter
As Chief Information Officer, Mr. Hunter’s responsibilities were to oversee all of our information technology, systems, ancillary sales, e-commerce platform and customer service functions. He was instrumental in an increase in our direct-to-consumer revenue of 30.6% and he made significant contributions to our earnings. Mr. Hunter’s expertise has been of critical importance to us.
Mr. Parsons
Mr. Parsons joined us in 2014 as our CHRO, and his compensation was established as part of the negotiations to retain him to lead our human resources department.
Base Salaries for 2014
Each named executive officer’s base salary was adjusted effective March 30, 2014, except Mr. Parsons who joined us on April 28, 2014. The Committee recommended, and the independent directors approved, the adjustments principally on the basis of each executive’s prior performance and salary data for our Peer Group obtained from the Committee’s independent compensation consultant.

Executive	2013 Base Salary	2014 Base Salary	Increase
Mr. Glazer	$950,000	$969,001	2.0%
Mr. Shein	$370,000	$400,010	8.1%
Mr. Lawrence	$620,000	$632,401	2.0%
Mr. Hunter	$425,000	$433,501	2.0%
Mr. Parsons	—	$425,000	—
Mr. Shein’s increase in base salary was primarily in an effort to provide more competitive compensation as compared to CFOs of Peer Group companies.
Annual Performance Incentive Bonuses for 2014
At its April 2014 meeting, the Committee recommended, and the independent directors approved, the components for the 2014 performance incentive bonus opportunity for our named executive officers. A bonus could be earned based on our (1) pre-tax earnings from continuing operations (constituting two-thirds of the opportunity) and (2) comparable sales relative to the Performance Group (constituting one-third of the opportunity).
While this approach for the performance incentive bonus was unchanged from 2013, the pre-tax earnings target decreased from $69.0 million for 2013 to $65.3 million for 2014 (a $3.7 million decrease (5.4%) to align with our operating plan and provide a realistic target based on 2013 actual performance and market conditions). Our 2014 pre-tax earnings target increased $24.7 million (60.8%) compared to 2013 actual pre-tax earnings from continuing operations, which were negatively impacted by the South Hill Consolidation. Actual bonus payments will be prorated for results between threshold and maximum levels, and in order to earn any portion of the comparable sales component, we must achieve 75% of the pre-tax earnings target.
The following table shows the threshold, target and maximum payout percentages and performance goals established for each component of the 2014 performance incentive bonus opportunity:

	Pre-Tax Earnings		Comparable Sales
	Performance Goal	Payout as (%) of Target	Performance Goal (Relative Percentile)	Payout as (%) of Target
Threshold	$60.7 million	25	25th	25
Target	$65.3 million	100	50th	100
Maximum	$69.4 million	200	75th	200
The following table shows the: (1) threshold, target and maximum amounts of the 2014 performance incentive bonus that were attainable, both as a percentage of the named executive officer’s annual base salary and as a dollar amount, based on the extent to which we achieve the pre-tax earnings and comparable sales components set forth above; and (2) total actual performance incentive bonus payments earned based on our 2014 performance of $60.7 million of pre-tax earnings from continuing operations (i.e., 14.4% of the total bonus target earned) and comparable sales at the 62nd percentile of the 2014 Performance Group (i.e., 47.6% of the bonus target earned):

Executive	Threshold		Target		Maximum		2014 Bonus Earned
	% of Salary	Potential Payout	% of Salary	Potential Payout	% of Salary	Potential Payout	% of Salary	Actual Payout
Mr. Glazer	25	$242,250	100	$969,001	200	$1,938,001	62	$600,780
Mr. Shein	12.5	$50,001	50	$200,005	100	$400,010	62	$124,003
Mr. Lawrence	17.5	$110,670	70	$442,680	140	$885,361	62	$274,462
Mr. Hunter	12.5	$54,188	50	$216,750	100	$433,501	62	$134,385
Mr. Parsons	12.5	$53,125	50	$212,500	100	$425,000	62	$131,750
Long-Term Incentive Compensation Awards for 2014
At its April 2014 meeting, the Committee (1) reviewed the final TSR results for the three-year performance cycle (i.e., 2011 through 2013) for the 2011 performance shares, (2) discussed the attainment level based on our TSR results versus our 2011 Performance Group, (3) reviewed the current standing and attainment levels for 2012 and 2013 performance shares based on the TSR of the Performance Groups established at the beginning of those years, (4) discussed individual long-term incentive grants for senior management executives recommended by management, (5) reviewed estimated shares needed for 2014 awards, and (6) reviewed shares available for future grants. To determine the size of each equity award, the Committee reviewed market data, prior years’ long-term equity incentive decisions, the performance of our named executive officers and recommendations from the Committee’s independent compensation consultant.
Based upon the recommendation of the Committee and the approval of the independent directors, the following long-term incentive awards were granted to our named executive officers on April 3, 2014 in consideration of their 2013 performance and in recognition of the critical roles they play in our future success and long-term growth:

Executive	Target Performance Shares (#)(1)	Restricted Stock (#)(2)
Mr. Glazer	50,417	41,250
Mr. Shein	9,167	7,500
Mr. Lawrence	34,375	28,125
Mr. Hunter	11,458	9,375
Mr. Parsons (3)	—	20,000
_________

(1)
The vesting of the performance shares depends on our TSR over the three-year performance cycle compared to the Performance Group established at the beginning of 2014 (see the “Overview of 2014 Executive Compensation - Long-Term Incentives” section of this CD&A for additional information regarding the TSR calculation in connection with our performance share awards). The performance cycle began on the first day of 2014 (February 2, 2014) and ends on the last day of 2016 (January 28, 2017).  The number of shares reflected in the table above is the number of shares of our common stock each named executive officer will earn and receive if our TSR for the performance cycle is at the 50th percentile of the 2014 Performance Group. On a sliding scale, the performance shares earned can vary as follows:

Percentile Ranking in Performance Group	Performance Shares Earned as (%) of Target
Top	200%
75th	150%
50th	100%
25th	25%
< 25th	—

(2)	The restricted stock will vest on a pro rata basis over four years (i.e., 25% per year).

(3)	Mr. Parsons was granted the 20,000 shares of restricted stock shown in this table on April 28, 2014, in connection with his execution of an Employment Agreement with us.
Executive Compensation for 2015
At its March 2015 meeting, the Committee reviewed (1) our performance in 2014, (2) each named executive officer’s performance in 2014, (3) comparative compensation information regarding our Peer Group and additional survey data provided by the Committee’s independent compensation consultant, (4) the criticality of the role each named executive officer plays in our future success and long-term growth, (5) the need to create an incentive for future performance, (6) tally sheets reflecting all elements of compensation, total annual compensation and total deferred compensation for each named executive officer and (7) internal pay equity.

As a result of that review and discussion with our other independent directors, the Committee and our other independent directors approved the following 2015 compensation for our named executive officers:

Executive	2015 Base Salary ($) (1)	2015 Target Performance Bonus Opportunity (as Pct. of Salary) (%) (2)	Performance Shares (#) (3)	Restricted Stock (#) (4)
Mr. Glazer	1,000,000	100	60,942	49,861
Mr. Shein	412,000	60	12,061	9,868
Mr. Lawrence	657,400	75	41,898	34,280
Mr. Hunter	470,000	60	6,348	21,353
Mr. Parsons	437,000	60	12,696	10,388
_________

(1)
The base salaries were adjusted effective March 29, 2015. As compared to 2014, the 2015 base salaries were increased by 3.2% for Mr. Glazer, 3.0% for Mr. Shein, 4.0% for Mr. Lawrence, 8.4% for Mr. Hunter and 2.8% for Mr. Parsons.

(2)
The percentage of base salary for a threshold performance incentive bonus opportunity is 25% of the target reflected in the above table for each named executive officer. The percentage of base salary for a maximum performance incentive bonus opportunity is double the target reflected in the above table for each named executive officer.

(3)
The vesting of the performance shares depends on our TSR over the three-year performance cycle compared to the Performance Group established at the beginning of 2015. The performance cycle began on the first day of 2015 (February 1, 2015) and ends on the last day of 2017 (February 3, 2018).  The number of shares reflected in the table above is the number of shares of our common stock each named executive officer will earn and receive if our TSR for the performance cycle is at the 50th percentile of the 2015 Performance Group.

(4)	The restricted stock will vest on a pro rata basis over four years (i.e., 25% per year).
Executive Compensation Program Administration
The Committee administers the base salary, annual performance incentive bonus, long-term incentive and other compensation programs for our named executive officers and other executive officers. The Committee ensures that the total compensation paid to our named executive officers is fair, reasonable and competitive. Although the compensation committees of some companies make all compensation decisions with respect to their named executive officers, we believe it is consistent with best practices in corporate governance to reach a consensus among all independent directors when establishing executive compensation. Accordingly, while the Committee takes the lead in formulating executive compensation, it also seeks the approval of our other independent directors before finalizing annual executive compensation to provide an additional check on the appropriateness of the amounts awarded.
Tax and Accounting Considerations
IRC Section 162(m) (“Section 162(m)”) imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its CEO or any of its three other most highly compensated executive officers (other than the CFO) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by the shareholders). The Committee’s policy is to design compensation programs that further our compensation objectives and the interests of our shareholders and that generally preserve the tax deductibility of compensation expenses.
Performance incentive bonuses paid to executive officers and awards granted under our equity incentive plans, other than restricted stock awards, are designed to qualify as performance-based compensation. The Committee also believes, however, that it must maintain the flexibility to take actions that it deems to be in our best interests but which may not qualify for tax deductibility under Section 162(m). In this regard, if the amount of base salary, plus the value of any restricted stock awards vesting in the same year, for a named executive officer exceeds $1 million, any amounts over $1 million will not be deductible for federal income tax purposes.
As required under the tax rules, we must obtain shareholder approval of the material terms of the performance goals for qualifying performance-based compensation every five years. We last requested and received shareholder approval at the 2012 annual meeting.

The Committee considered (i) the impact of the $1 million limit on the deductibility of non-performance based compensation imposed by Section 162(m), (ii) the accounting treatment of various types of equity-based compensation under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, and (iii) the non-deductibility of excess parachute tax payments under IRC Section 280G (and the related excise tax imposed on covered employees under IRC Section 4999) in its design of executive compensation programs. In addition, the Committee considered other tax and accounting provisions in developing the compensation programs for our named executive officers. These included the special rules applicable to non-qualified deferred compensation arrangements under IRC Section 409A, as well as the overall income tax rules applicable to various forms of compensation. While the Committee strives to compensate our named executive officers in a manner that produces favorable tax and accounting treatment, its main objective is to develop fair, equitable and competitive compensation arrangements that appropriately motivate, reward and retain those executives.
Summary Compensation Table for 2014
The following table sets forth the compensation earned by or paid to our named executive officers for each of the last three fiscal years.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Michael L. Glazer President and Chief Executive Officer	2014	966,077	—	2,736,628	600,780	159,670	4,463,155
	2013	932,693	—	2,195,856	—	289,878	3,418,427
	2012	709,423	—	2,638,923	1,488,945	95,108	4,932,399

Oded Shein Executive Vice President, Chief Financial Officer and Treasurer	2014	395,360	—	497,578	124,003	75,140	1,092,081
	2013	367,404	—	426,972	—	94,846	889,222
	2012	354,135	—	326,728	308,318	62,417	1,051,598

Steven P. Lawrence Chief Merchandising Officer	2014	630,493	—	1,865,876	274,462	107,782	2,878,613
	2013	609,616	—	1,219,920	—	154,976	1,984,512
	2012	420,000	—	1,378,039	690,704	116,896	2,605,639

Steven L. Hunter Executive Vice President, Chief Information Officer	2014	432,193	—	671,123	134,385	71,800	1,309,501
	2013	421,539	—	426,972	—	56,910	905,421
	2012	404,135	—	271,085	360,045	43,056	1,078,321

Stephen B. Parsons Executive Vice President, Chief Human Resources Officer (4)	2014	326,923	25,000	398,600	131,750	313,001	1,195,274

_________

(1)
The amounts in this column reflect the grant date fair value for performance shares and restricted stock for the named executive officers with respect to the fiscal year in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015. Further information regarding the 2014 awards is included in the Grants of Plan-Based Awards table and the Outstanding Awards at Fiscal Year-End table later in this Proxy Statement. The grant date fair value of the performance shares awarded in 2014 and reflected in this column is the payout based on the probable outcome of the performance criteria, determined as of the grant date. The maximum potential achievement for the 2014 performance shares would be 200% of the target number of shares awarded and the grant date fair value if the highest level of performance is attained would be as follows: Mr. Glazer ($3,422,306), Mr. Shein ($622,256), Mr. Lawrence ($2,333,376) and Mr. Hunter ($777,769). The amounts in this column also include the fair market value of the 2012 awards of 33,333 shares of restricted stock ($506,662) to Mr. Glazer and 20,000 shares of restricted stock ($305,400) to Mr. Lawrence associated with a two-year non-competition restriction in their respective employment agreements.

(2)
The amounts in this column reflect annual performance incentive bonus awards earned under the applicable incentive bonus plan for performance during each of the last three fiscal years. Amounts earned for performance are paid during the subsequent fiscal year. The amounts reflected include any deferrals made pursuant to our DC Plan.

(3)	For 2014, the amounts in this column include the following compensation for the executives, as more fully described in the table included with this footnote:

a.	Matching contributions made by us pursuant to our DC Plan, as described in the narrative disclosure accompanying the Nonqualified Deferred Compensation table below;

b.	Reimbursement of out-of-pocket healthcare costs under our supplemental executive medical plan, as described in the “Compensation Elements - Benefits and Perquisites” section of the CD&A;

c.	Healthcare insurance premium payments associated with our supplemental executive medical plan;

d.	Life insurance premium payments;

e.	Long-term disability insurance premium payments;

f.	The cost to us associated with the executive’s use of an automobile or the cash allowance provided in lieu of an automobile;

g.	An allowance for professional fees incurred in connection with estate planning, personal financial advisory services and individual tax preparation services;

h.	Relocation expenses; and

i.	The reimbursement of taxes related to our payment of relocation expenses.

Name	DC Plan Matching Contributions ($)	Healthcare Cost Reimburse-ment ($)	Healthcare Insurance Premiums ($)	Life Insurance Premiums ($)	Long-Term Disability Insurance Premiums ($)	Auto Use / Allowance ($)	Professional Fees Allowance ($)	Relocation Expenses ($)	Relocation Expense Tax Reimburse- ment ($)
Mr. Glazer	98,541	30,170	8,085	466	408	12,000	10,000	—	—
Mr. Shein	42,242	9,308	10,762	420	408	12,000	—	—	—
Mr. Lawrence	65,816	12,668	6,894	636	408	12,000	9,360	—	—
Mr. Hunter	36,709	11,603	10,623	457	408	12,000	—	—	—
Mr. Parsons	32,557	2,241	6,450	286	306	9,231	5,000	201,849	55,081
(4) On April 28, 2014, Mr. Parsons joined us as Executive Vice President, Chief Human Resources Officer. Mr. Parson’s annualized base salary for 2014 was $425,000. In consideration for accepting employment with us, Mr. Parsons received a lump sum payment of $25,000, which is reported in the Bonus column of the Summary Compensation Table.

Grants of Plan-Based Awards in 2014
The following table sets forth each award made to our named executive officers in 2014 under any plan. Descriptions of performance shares and restricted stock, as used in the footnotes to this table, are found in the “Compensation Elements - Long-Term Incentive Compensation” section of the CD&A.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Glazer	—	242,250	969,001	1,938,001	—	—	—	—	—
	4/3/2014	—	—	—	12,604	50,417	100,834	—	1,711,153
	4/3/2014	—	—	—	—	—	—	41,250	1,025,475
Mr. Shein	—	50,001	200,005	400,010	—	—	—	—	—
	4/3/2014	—	—	—	2,292	9,167	18,334	—	311,128
	4/3/2014	—	—	—	—	—	—	7,500	186,450
Mr. Lawrence	—	110,670	442,680	885,361	—	—	—	—	—
	4/3/2014	—	—	—	8,594	34,375	68,750	—	1,166,688
	4/3/2014	—	—	—	—	—	—	28,125	699,188
Mr. Hunter	—	54,188	216,750	433,501	—	—	—	—	—
	4/3/2014	—	—	—	2,865	11,458	22,916	—	388,885
	4/3/2014	—	—	—	—	—	—	9,375	233,063
	12/1/2014	—	—	—	—	—	—	2,500	49,175
Mr. Parsons	—	53,125	212,500	425,000	—	—	—	—	—
	4/28/2014	—	—	—	—	—	—	20,000	398,600
________

(1)
The amounts in these columns represent the threshold, target and maximum payouts for which each executive was eligible under our 2014 performance incentive bonus awards. Amounts actually earned with respect to these awards are included in the Summary Compensation Table as non-equity incentive plan compensation. Further detail regarding the 2014 performance incentive bonus awards may be found in “Executive Compensation for 2014 - Annual Performance Incentive Bonuses for 2014” section of the CD&A.

(2)
The amounts in these columns reflect performance shares that vest over time in an amount depending on achievement of performance criteria. The performance shares will vest after a three-year performance cycle based on our TSR relative to the Performance Group, as described in the “Executive Compensation for 2014 - Long-Term Incentive Compensation Awards for 2014” section of the CD&A (see also the “Overview of 2014 Executive Compensation - Long-Term Incentives” section of the CD&A for additional information regarding the TSR calculation in connection with our performance share awards). The threshold number of shares refers to the lowest number of our common shares the named executive officer may earn and receive at the end of the performance cycle if the results are at the twenty-fifth percentile of the Performance Group. Performance results below the twenty-fifth percentile at the end of the performance cycle will result in the executives earning no common shares under this award. The target number of shares refers to the number of our common shares the named executive officer may earn and receive at the end of the performance cycle if the results are at the 50th percentile of the Performance Group. The maximum number of shares refers to the number of our common shares the named executive officer may earn and receive at the end of the performance cycle if the results are at the top percentile of the Performance Group.

(3)	This column reflects restricted stock awards that vest ratably over a four-year period (i.e., 25% per year).

(4)
The amounts in this column reflect the grant date fair value for performance shares and restricted stock for the named executive officers in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 12 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 31, 2015. The grant date fair value of the performance share awards reflected in this column is the payout based on the probable outcome of the performance criteria, determined as of the grant date.

Outstanding Equity Awards at 2014 Fiscal Year-End
The following table sets forth, as of the end of 2014, all equity awards outstanding under our equity compensation plans for each named executive officer. Market value is computed using the closing market price of our common stock on January 30, 2015, the last trading day prior to the end of our last completed fiscal year ($20.00).

	Option / SARs Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options / SARs Exercisable (#)	Number of Securities Underlying Unexercised Options / SARs Unexercis-able (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options / SARs (#)	Option / SARs Exercise Price ($)	Option / SARs Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Glazer	—	—	—	—	—	112,217	2,244,340	163,350	3,267,000
Mr. Shein	30,000	—	—	16.31	1/10/2018	—	—	—	—
	—	—	—	—	—	17,500	350,000	26,867	537,340
Mr. Lawrence	—	—	—	—	—	66,625	1,332,500	93,042	1,860,840
Mr. Hunter	18,000	—	—	15.50	3/26/2017	—	—	—	—
	6,637	2,213	—	18.84	3/29/2018	—	—	—	—
	—	—	—	—	—	21,175	423,500	27,458	549,160
Mr. Parsons	—	—	—	—	—	20,000	400,000	—	—
_________

(1)	Common shares reported in this column underlie an unvested (unexercisable) SARs award as of the end of 2014. The vesting date following the end of 2014 for SARs is as follows:

Name	Number of Securities Underlying Unexercised SARs (#)	Vesting Date
Mr. Hunter	2,213	3/29/2015

(2) Common shares reported in this column underlie unvested restricted stock awards as of the end of 2014. The vesting dates following the end of 2014 for each award of restricted stock are as follows (with a prorated portion of each award scheduled to vest annually):

Name	Number of Shares of Restricted Stock That Have Not Vested (#)	Vesting Dates
Mr. Glazer	41,250	4/3/2015, 4/3/2016, 4/3/2017, 4/3/2018
	24,300	4/4/2015, 4/4/2016, 4/4/2017
	46,667	4/19/2015, 4/19/2016

Mr. Shein	4,100	3/28/2015, 3/28/2016
	1,175	3/29/2015
	7,500	4/3/2015, 4/3/2016, 4/3/2017, 4/3/2018
	4,725	4/4/2015, 4/4/2016, 4/4/2017

Mr. Lawrence	28,125	4/3/2015, 4/3/2016, 4/3/2017, 4/3/2018
	13,500	4/4/2015, 4/4/2016, 4/4/2017
	25,000	4/30/2015, 4/30/2016

Mr. Hunter	3,400	3/28/2015, 3/28/2016
	1,175	3/29/2015
	9,375	4/3/2015, 4/3/2016, 4/3/2017, 4/3/2018
	4,725	4/4/2015, 4/4/2016, 4/4/2017
	2,500	12/1/2015, 12/1/2016, 12/1/2017, 12/1/2018

Mr. Parsons	20,000	4/28/2015, 4/28/2016, 4/28/2017, 4/28/2018
(3) Common shares reported in this column underlie unvested performance shares (at the target number of performance shares) as of the end of 2014. The performance shares cliff vest after a three-year performance cycle based on our TSR return relative to the Performance Group, as described in the CD&A. The final day of each three-year performance cycle is as follows:

Name	Number of Performance Shares That Have Not Vested (#)	Final Day of the Three-Year Performance Cycle
Mr. Glazer	73,333	1/31/2015
	39,600	1/30/2016
	50,417	1/28/2017

Mr. Shein	10,000	1/31/2015
	7,700	1/30/2016
	9,167	1/28/2017

Mr. Lawrence	36,667	1/31/2015
	22,000	1/30/2016
	34,375	1/28/2017

Mr. Hunter	8,300	1/31/2015
	7,700	1/30/2016
	11,458	1/28/2017

Option Exercises and Stock Vested in 2014
The following table reflects all exercises of SARs and the vesting of restricted stock and performance shares held by each of our named executive officers during 2014.

	Option / SARs Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Mr. Glazer	—	—	31,433	721,416
Mr. Shein	—	—	6,482	157,865
Mr. Lawrence	—	—	17,000	350,205
Mr. Hunter	15,000	178,485	14,107	334,343
Mr. Parsons	—	—	—	—
________

(1)
The amounts in this column reflect the number of our common shares distributed to the named executive officer upon the vesting of the 2011 performance share award following the completion of its three-year performance cycle and the vesting of restricted stock awards during 2014.

(2)	The value realized is based on the average of the high and low market prices of our common shares on the vesting date.
Pension Benefits in 2014
None of our named executive officers participate in our defined benefit plan, which was closed to new participants and frozen effective June 30, 1998.
Nonqualified Deferred Compensation in 2014
The following table reflects the contributions to, earnings in and balance of each named executive officer’s account held under our DC Plan.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Mr. Glazer	98,541	98,541	49,855	—	861,585
Mr. Shein	45,543	42,242	7,169	—	506,139
Mr. Lawrence	65,816	65,816	21,123	—	531,244
Mr. Hunter	36,709	36,709	6,565	—	278,594
Mr. Parsons	32,557	32,557	1,466	—	66,580
________

(1)	The amounts in this column are included in the Salary column of the Summary Compensation Table for 2014.

(2)	The amounts in this column are included in the All Other Compensation column of the Summary Compensation Table for 2014.

(3)
The amounts in this column are not included in the Summary Compensation Table as these amounts reflect only the earnings on the investments designated by the named executive officer in his or her DC Plan account (i.e., appreciation or decline in account value). The amounts in this column do not include any above-market or preferential earnings, as defined by Item 402(c)(2)(viii) of Regulation S-K and the instructions thereto.

Retirement Plans
Deferred Compensation Plan
We sponsor the DC Plan which provides our named executive officers and certain other officers with the opportunity to participate in an unfunded, deferred compensation program that is not qualified under the IRC. Generally, the IRC and the Employee Retirement Income Security Act of 1974, as amended, restrict contributions to a tax-qualified 401(k) plan by highly compensated employees, and our named executive officers are unable to participate in our tax-qualified 401(k) plan. The DC

Plan is intended to allow participants to defer income on a pre-tax basis. Under the DC Plan, participants may defer up to 50% of their base salary and up to 100% of their bonus and earn a rate of return based on actual investments chosen by each participant. We have established a grantor trust for the purpose of holding assets to provide benefits to the participants. We will match 100% of each participant’s contributions, up to 10% of the sum of their base salary and bonus.
The named executive officers have the opportunity to allocate the investment of the funds in their participant employee account among more than thirty investment options, including an option to invest in our common shares. In the case of the option to invest in our common shares, the DC Plan provides the opportunity for increased pre-tax shareholding.
Frozen Defined Benefit Plan
We sponsor the DB Plan, a defined benefit pension plan for substantially all employees who met eligibility requirements and were enrolled prior to June 30, 1998. The DB Plan was frozen effective June 30, 1998. None of our named executive officers are participants in the DB Plan.
Potential Payments Upon Termination or Change In Control
This section addresses the rights of our named executive officers under their employment agreements and other compensation plans and arrangements upon a change in control (as defined below) or in the event their employment with us is terminated. The payments that a named executive officer would be entitled to receive upon termination or a change in control are not considered by the Compensation Committee when making annual compensation decisions for the named executive officers and do not factor into decisions made by us regarding other compensation elements.
The narrative discussion and tables below set forth the compensation payable to each named executive officer (or his beneficiaries, as applicable) upon a change in control or as a result of his termination of employment with us under various scenarios. The amounts shown in the tables are based on the assumption that the termination was effective as of January 31, 2015, the final day of 2014. The closing market price of our common shares on January 30, 2015, the final trading day of 2014, was $20.00. The actual amounts that would be payable in connection with a change in control or the termination of a named executive officer could only be determined at the time of the actual triggering event.
Upon termination, each participating named executive officer would receive his aggregate balance in our DC Plan, as is reflected in the “Aggregate Balance at Last Fiscal Year End” column of the Nonqualified Deferred Compensation table above. However, the named executive officers are not entitled to receive compensation for any unused vacation days upon termination.
Payments Upon Various Triggering Events at 2014 Fiscal Year-End
Termination by Us For Good Cause or Termination by Executive Without Good Reason
If we terminate a named executive officer for Good Cause (as defined below) or a named executive officer terminates his employment with us without Good Reason (as defined below), the executive will be entitled to receive any base salary earned and unpaid, and certain benefits accrued and unpaid, through the date of termination and will automatically forfeit any unvested restricted stock, performance shares, SARs, stock options or similar rights as of the date of termination.
Termination by Reason of Death, Disability or Retirement
If a named executive officer’s employment with us terminates as a result of his death, disability or retirement, (1) the executive will be entitled to receive any base salary earned and unpaid, and certain benefits accrued and unpaid, through the date of termination, (2) all unvested restricted stock, SARs, stock options or similar rights held by the executive will fully vest as of, and (in the case of SARs and stock options) be exercisable for one year following, the date of termination and (3) all unvested performance shares will vest at the target level and be payable to the executive.

Source of Payment	Mr. Glazer	Mr. Shein	Mr. Lawrence	Mr. Hunter	Mr. Parsons
Vesting of SARs ($)	—	—	—	2,567	—
Vesting of Restricted Stock ($)	2,244,340	350,000	1,332,500	423,500	400,000
Vesting of Performance Shares (at target level) ($)	3,267,000	537,340	1,860,840	549,160	—
Total ($)	5,511,340	887,340	3,193,340	975,227	400,000

Termination by Us Without Good Cause or Termination by Executive For Good Reason
If we terminate a named executive officer without Good Cause or a named executive officer terminates his employment with us for Good Reason, the named executive officer will be entitled to receive any base salary earned and unpaid, and certain benefits accrued and unpaid, through the date of termination, and the following:

•	severance in an amount equal to two times his base salary in the case of Mr. Glazer;

•
severance in an amount equal to one and one-half times in the case of Mr. Lawrence, and one times in the case of Mr. Shein, Mr. Hunter and Mr. Parsons, the aggregate of his (1) base salary plus (2) performance incentive bonus at the target level as in effect as of the date of termination;

•
the performance incentive bonus for the fiscal year in which the termination occurs prorated through the date of termination; provided, however, the named executive officer will not receive any portion of the performance incentive bonus unless our Board determines that the performance incentive bonus was earned and the executive would have been entitled to receive it had the termination not occurred;

•
in the case of Mr. Glazer, all unvested restricted stock held by him will fully vest as of the date of termination and all unvested performance shares at or above the 50th percentile of achievement as of the termination date will vest on a prorated basis at the target level and be payable to him;

•
continuation of healthcare benefits to which the named executive officer is participating as of the date of termination for a period of 18 months in the case of Mr. Glazer and Mr. Lawrence and 12 months in the case of Mr. Shein, Mr. Hunter and Mr. Parsons from the date of termination, and

•	outplacement services for a period of 12 months from the date of termination up to a maximum of $15,000 ($10,000 in the case of Mr. Hunter).
In the following table, the benefits continuation amounts shown include the estimated premiums to be paid by us on behalf of the named executive officer for healthcare insurance.

Source of Payment	Mr. Glazer	Mr. Shein	Mr. Lawrence	Mr. Hunter	Mr. Parsons
Severance ($)	1,938,001	600,015	1,612,622	650,251	637,500
2014 Performance Incentive Bonus ($)	600,780	124,003	274,462	134,385	131,750
Vesting of Restricted Stock ($)	2,244,340	—	—	—	—
Vesting of Performance Shares (at target level) ($)	2,330,773	—	—	—	—
Healthcare Benefits ($)	58,798	19,906	32,545	23,580	15,819
Outplacement ($)	15,000	15,000	15,000	10,000	15,000
Total ($)	7,187,692	758,924	1,934,629	818,216	800,069
Change in Control - Termination Without Good Cause or Termination by Executive For Good Reason
If a change in control occurs, and during the period beginning six months before and ending 24 months after the change in control, we or our successor terminates the named executive officer’s employment without Good Cause or the named executive officer terminates his employment with Good Reason, the named executive officer will be entitled to receive any base salary earned and unpaid, and certain benefits accrued and unpaid, through the date of the change in control or termination, and the following:

•
severance in an amount equal to three times in the case of Mr. Glazer and Mr. Lawrence, and two times in the case of Mr. Shein, Mr. Hunter and Mr. Parsons, the aggregate of his (1) base salary plus (2) performance incentive bonus at the target level as in effect as of the date of the change in control or termination;

•	the performance incentive bonus for the fiscal year in which the termination occurs prorated through the date of termination;

•
all unvested restricted stock, SARs, stock options or similar rights will fully vest and all unvested performance shares will vest at the target level and be payable to him as of the date of the change in control;

•
continuation of healthcare benefits to which the named executive officer is participating as of the date of change in control or termination for a period of 36 months in the case of Mr. Glazer and Mr. Lawrence, and 24 months in the case of Mr. Shein, Mr. Hunter and Mr. Parsons, from the date of the change in control or termination;

•	outplacement services for a period of 12 months from the date of the change in control or termination up to a maximum of $15,000 ($10,000 in the case of Mr. Hunter); and

•
financial planning allowance for a period of 36 months in the case of Mr. Glazer and Mr. Lawrence, and 24 months in the case of Mr. Shein, Mr. Hunter and Mr. Parsons, from the date of the change in control or termination.

If any payment to the named executive officer due to a change in control subjects the executive to any excise tax, we will not pay to the executive a gross-up payment to compensate him for the amount of the excise tax.
The payments and benefits provided in connection with a change in control are intended to help provide us with continuity of management and continued focus on the business by senior management in the event of a change in control.
In the following table, the benefits continuation amounts shown include the estimated premiums to be paid by us on behalf of the named executive officer for healthcare insurance.

Source of Payment	Mr. Glazer	Mr. Shein	Mr. Lawrence	Mr. Hunter	Mr. Parsons
Severance ($)	5,814,003	1,200,030	3,225,243	1,300,502	1,275,000
2014 Performance Incentive Bonus ($)	600,780	124,003	274,462	134,385	131,750
Vesting of SARs ($)	—	—	—	2,567	—
Vesting of Restricted Stock ($)	2,244,340	350,000	1,332,500	423,500	400,000
Vesting of Performance Shares (at target level) ($)	3,267,000	537,340	1,860,840	549,160	—
Healthcare Benefits ($)	117,596	39,811	65,091	47,159	31,638
Outplacement ($)	15,000	15,000	15,000	10,000	15,000
Financial Planning ($)	30,000	10,000	30,000	10,000	10,000
Total ($)	12,088,719	2,276,185	6,803,136	2,477,273	1,863,388
Change in Control - Without Termination
If a change in control occurs, all unvested restricted stock, SARs, stock options or similar rights will fully vest and all unvested performance shares will vest at the target level and be payable to the named executive officer as of the date of the change in control.

Source of Payment	Mr. Glazer	Mr. Shein	Mr. Lawrence	Mr. Hunter	Mr. Parsons
Vesting of SARs ($)	—	—	—	2,567	—
Vesting of Restricted Stock ($)	2,244,340	350,000	1,332,500	423,500	400,000
Vesting of Performance Shares (at target level) ($)	3,267,000	537,340	1,860,840	549,160	—
Total ($)	5,511,340	887,340	3,193,340	975,227	400,000
Change in Control Described
A “change in control” shall be deemed to have occurred:

•
on such date, within the 12-month period following the date that any one person, or more than one person acting as a group (as defined in §1.409A 3(i)(5)(v)(B) of the Treasury Regulations), acquires ownership of stock that represents twenty-five percent (25%) or more of the combined voting power of our then outstanding securities (“Trigger Date”), that a majority of the individuals who, as of the Trigger Date, constitute the Board (“Incumbent Board”) are replaced by new members whose appointment or election is not endorsed by a majority of the members of the Incumbent Board before the date of such appointment or election;

•
as of the date that any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations), acquires ownership of stock that, together with stock held by such person or group, constitutes more than 50% of either (a) the then outstanding shares of our common stock or (b) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors; provided, however, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of our stock, the acquisition of additional stock by the same person or persons shall not be considered to cause a change in control; or

•
on the date any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) all, or substantially all, of our assets, except for any sale, lease exchange or transfer resulting from any action taken by any creditor of ours in enforcing its rights or remedies against any of our assets in which such creditor holds a security interest. Provided further, a transfer of assets by us shall not be treated as a change in control if the assets are transferred to: (1) a shareholder of ours (immediately before the asset transfer) in exchange for or with respect to its stock; (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by us; (3) a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all our outstanding stock; or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in this paragraph. For purposes of this paragraph and except as otherwise provided in clause (1), a person’s status is to be determined immediately after the transfer of the assets.
Good Cause and Good Reason Defined
As used in this discussion, the definitions for Good Cause and Good Reason are as follows:

•
“Good Cause” means: (1) the named executive officer’s criminal conviction of a felony by a federal or state court of competent jurisdiction including any plea of guilty or no contest; (2) a material and significant act of dishonesty by the named executive officer relating to us; (3) a failure to comply with our Code of Ethics and Business Conduct; or (4) the named executive officer’s failure to follow a direct, reasonable and lawful order from the our Board within the reasonable scope of his position, which failure, if remediable, is not remedied within thirty days after written notice to the named executive officer.

•
“Good Reason” shall exist if, without the named executive officer’s express written consent, we: (1) materially reduce or decrease the named executive officer’s Base Salary or Incentive Compensation opportunity level from the level in effect on the Effective Date of the Employment Agreement (or some subsequent higher level put into effect by the Board subsequent to the Effective Date of the Employment Agreement), unless such reduction or decrease is in connection with an across-the-board reduction or decrease in the Base Salaries or Incentive Compensation opportunity levels of all of our other senior level executives; (2) willfully fail to include the named executive officer in any incentive compensation plans, bonus plans, or other plans and benefits provided by us to other executive level executives; (3) materially reduces, decreases or diminishes the nature, status or duties and responsibilities of the named executive officer’s position from those in effect on the Effective Date of the Employment Agreement, and such reduction, decrease or diminution is not reasonably related to or the result of an adverse change in the named executive officer’s performance of assigned duties and responsibilities; (4) hires an executive senior to the named executive officer; or (5) require the named executive officer to (a) regularly perform the duties and responsibilities of his position at, or (b) relocate the named executive officer’s principal place of employment to, a location which is more than fifty miles from the location of the named executive officer’s principal place of employment. Good Reason shall not include the death, disability or voluntary retirement of the named executive officer or any other voluntary action taken by or agreed to by the named executive officer related to his or her position or employment with us.

Timing of Payments
The payments provided in connection with the termination events will be paid as follows:

•	Severance payment will be made to the executive in regular payroll payments throughout the severance period;

•	Incentive bonus payments will be made to the executive in a lump sum on or around April 1 following the end of the fiscal year in which the termination occurred;

•	Benefits will be provided in accordance with our standard policies and practices;

•	Outplacement payments will be made directly to the entity providing outplacement services following receipt of an invoice or statement from the entity providing the outplacement services;

•	Financial planning reimbursements will be made in accordance with our or our successor’s policies and procedures; and

•	Deferred compensation payments will be made in accordance with the provisions of the DC Plan.
DIRECTOR COMPENSATION
The compensation of our non-employee directors is set by our Board at the recommendation of the Corporate Governance and Nominating Committee (referred to as the “CGNC” in this section). In developing its recommendations, the CGNC is guided by the following objectives: (1) compensation should fairly pay non-employee directors for work required in a company our size; and (2) compensation should align the directors’ interests and the long-term interest of our shareholders. As requested by the CGNC, its director compensation consultant prepares competitive compensation analyses regarding both the Peer Group and the broader market for similarly situated companies and advises the CGNC on the level and design of compensation programs for non-employee directors. The Chair of the CGNC works directly with the CGNC’s director compensation consultant, if any, to determine the scope of the work needed to assist the CGNC in its decision making processes. Directors are reimbursed for actual expenses they incur while attending, or otherwise participating in, Board meetings, committee meetings and ad hoc committee assignments.
Directors who are our full-time employees receive no additional compensation for serving on our Board. Non-employee directors receive the compensation described below.
Retainers and Fees
Board Retainer
Non-employee directors received a $60,000 annual retainer for service on our Board, which was earned and paid pro rata over their term at the beginning of each month. The annual retainer is intended to compensate the director for attendance at regularly scheduled quarterly Board meetings (including by teleconference) and up to two special meetings of our Board, as well as consultation and participation in meetings held for periodic updates.
Chairman Retainer
In addition to the annual board retainer, the Chairman of the Board received a $125,000 retainer, which was earned and paid pro rata over his term at the beginning of each month. The retainer is intended to compensate the Chairman for the additional duties set forth in the Governance Guidelines.
Special Board Meeting Fee
Beginning with the seventh meeting of our Board, directors received a special board meeting fee of $1,500 per meeting for their preparation and attendance at special meetings of our Board (including attendance by teleconference) called for the purpose of specific actions by our Board and held at times other than in conjunction with regular quarterly meetings of our Board. No additional meeting fee was paid for attendance at regular quarterly Board meetings and the first two special Board meetings.
Committee Meeting Fees
Non-employee directors received (1) a regular committee meeting fee of $1,500 per meeting for their preparation and attendance at regular quarterly meetings of the committees on which they serve (including by teleconference), and (2) a special committee meeting fee of $1,500 per meeting for (a) their preparation and attendance at committee meetings (including by teleconference) called for the purpose of specific actions by their committees and held at times other than in conjunction with regular quarterly meetings of their committees, and (b) their preparation and attendance at ad hoc committee assignments held at times other than in conjunction with regular quarterly meetings of their committees or our Board. Non-committee members who voluntarily attend a committee meeting do not receive a fee.
Committee Chair Fees
The Chair of the Audit Committee received a committee chair fee of $20,000. The Chair of the Compensation Committee received a committee chair fee of $15,000. The Chair of the Corporate Governance and Nominating Committees received a committee chair fee of $12,500. The annual committee chair fee was earned and paid pro rata over the Chair’s term at the beginning of each month.
Restricted Stock Awards
Initial Grant
Upon a non-employee director’s initial appointment or election, the director will receive a restricted stock award valued at $100,000, based on the closing price of our common shares on the date of appointment or election, but prorated for the number of months the director will serve until the next annual meeting of our shareholders (“Initial Grant”). For example, a director initially appointed or elected three months after the last annual meeting of our shareholders would serve a term of nine months and would be entitled to a restricted stock award valued at $75,000, while a director initially appointed or elected nine months after the last annual meeting of our shareholders would serve a term of three months and would be entitled to a restricted stock award valued at $25,000. The Initial Grant will cliff vest on the earlier of one year from the grant date or the date of the first annual meeting of our shareholders following the grant date.

Reelection Grant
Upon a non-employee director’s reelection to our Board, the director will be granted a restricted stock award valued at $100,000, based on the closing price of our common shares on the date of reelection (“Reelection Grant”). The Reelection Grant will cliff vest on the earlier of one year from the grant date or the date of the first annual meeting of our shareholders following the grant date.
Forfeiture of Grants
A director will forfeit any unvested Initial Grant and Reelection Grants if he or she ceases to be a director at any time prior to the vesting date other than due to (1) the fact that the director’s age prohibits him or her from serving as a director per the Governance Guidelines; (2) death, (3) permanent disability (as determined by our Board) or (4) a change in control (as defined in the applicable equity incentive plan), at which time the unvested Initial Grant and Reelection Grant will fully vest.
Health Benefits
We have made arrangements with our medical provider to offer medical and dental coverage to the directors and their eligible family members. The cost to the directors will be the same premiums our active employees pay through payroll deductions.
Election Concerning Receipt of Certain Compensation
Under our Amended and Restated 2003 Non-Employee Director Equity Compensation Plan, a non-employee director may elect to receive the annual board retainer, chairman retainer, special board meeting fees, committee meeting fees, committee chairman retainer, and such other compensation as our Board may deem appropriate in the form of: (1) restricted stock, deferred stock units, cash, or a combination of restricted stock, deferred stock units and cash at the time that such compensation is earned; or (2) in cash or restricted stock at a later date. Any issuance of restricted stock in lieu of cash will be made by us on such terms and conditions as our Board may establish. In order to receive restricted stock, a director must, notify us of his or her election to receive restricted stock by executing an applicable election form, and execute a shareholder agreement by which the director agrees not to sell any of the restricted stock until the director leaves our Board.
Director Compensation Table for 2014
The following table provides information concerning the compensation earned by each person who served as a non-employee director during 2014.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Alan J. Barocas	87,500	100,007	—	—	—	187,507
Elaine D. Crowley	50,500	100,007	—	—	—	150,507
Gabrielle E. Greene-Sulzberger	78,000	100,007	—	—	—	178,007
Diane M. Ellis	84,000	100,007	—	—	—	184,007
Earl J. Hesterberg	90,000	100,007	—	—	—	190,007
Lisa R. Kranc	75,000	100,007	—	—	—	175,007
William J. Montgoris	200,000	100,007	—	—	—	300,507
C. Clayton Reasor	75,000	100,007	—	—	—	175,007
David Y. Schwartz (3)	37,889	—	—	—	—	37,889
Ralph P. Scozzafava	96,833	100,007	—	—	—	196,840
_________

(1)
The amounts shown in this column reflect the amount of cash compensation earned in 2014 for Board and committee service.  Directors may elect to receive the board retainer, chair retainer, special board meeting fees, committee meeting fees, committee chairman fees and such other compensation as the Board may deem appropriate, as the case may be, as described above in the “Election Concerning Receipt of Certain Compensation” section.

(2)
The amounts shown in the column reflect the grant date fair value of stock awards granted in 2014 to the named directors valued in accordance with ASC 718 and is equal to the closing market price of 5,155 shares on the date of grant.

(3)	After seven years of dedicated service as a director, David Schwartz decided, for personal reasons, not to stand for reelection to our Board at the 2014 annual meeting of shareholders.
EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information as of January 31, 2015 relating to our: (1) Amended and Restated 2001 Equity Incentive Plan (“2001 Equity Plan”) and our Second Amended and Restated 2008 Equity Incentive Plan (“2008 Equity Plan”), under both of which our common shares are authorized for issuance to directors, officers and other key employees in the form of restricted stock, upon the exercise of stock options and SARs, and as the result of the vesting of performance shares; and (2) Amended and Restated 2003 Non-Employee Director Compensation Plan (“2003 Director Plan”), under which our common shares are authorized for issuance to non-employee directors in lieu of all or a portion of their cash compensation if they so elect. The 2001 Equity Plan expired on June 3, 2014.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#) (1)	Weighted-average exercise price of outstanding options, warrants and rights ($) (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2001 Equity Plan	38,000	15.92	—
2008 Equity Plan	380,525	16.55	2,700,985
2003 Director Plan (3)	—	—	225,000
Equity compensation plans not approved by security holders	—	—	—
Total	418,525	16.49	2,925,985
__________

(1)
Amounts in this column represent stock options and SARs outstanding under the 2001 Equity Plan and the 2008 Equity Plan. In addition, we had 598,003 shares of unvested restricted stock outstanding under the 2001 Equity Plan and 80,601 shares of unvested restricted stock outstanding under the 2008 Equity Plan. We also had 902,422 unvested performance shares outstanding under the 2001 Equity Plan and 4,584 unvested performance shares outstanding under the 2008 Equity Plan, which in each case represents the maximum number of common shares that may be earned under the outstanding performance share awards.

(2)
The weighted average remaining contractual life of these outstanding stock options and SARs is 0.2 years for the 2001 Equity Plan and 2.4 years for the 2008 Equity Plan.  The weighted average remaining contractual life for the 2001 Equity Plan and the 2008 Equity Plan together is 2.2 years.

(3)
Shares granted under the 2003 Director Plan are solely for non-employee directors who elect to receive retainers or fees in restricted stock or deferred stock units in lieu of cash. We do not match or apply a premium to non-employee director compensation received in the form of equity.

ITEM 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
We are asking our shareholders to approve a non-binding, advisory resolution on the compensation of our named executive officers as disclosed in this Proxy Statement (commonly referred to as a “Say-on-Pay Vote”). Our Board has adopted a policy providing for an annual Say-on-Pay Vote. In accordance with this policy and Section 14A of the Exchange Act, and as a matter of good corporate governance, our Board recommends that you vote FOR the following resolution:
RESOLVED, that the compensation paid to the named executive officers of Stage Stores, Inc., as disclosed in this Proxy Statement pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement (the “CD&A”), the key objectives of our executive compensation program are to:

•	Enable us to attract, motivate and retain the executive talent required to successfully drive and grow our business and to achieve our short-term and long-term business objectives;

•
Maximize the long-term commitment of our executive officers to our success by providing compensation elements that align their interests with the interests of our shareholders by linking compensation elements directly to financial metrics that the Committee believes influence the creation of long-term shareholder value; and

•	Reward our executive officers upon the achievement of short-term and long-term business objectives and enhanced shareholder value.
We urge our shareholders to read the CD&A, which describes in greater detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative included in the “Executive Compensation” section of this Proxy Statement, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and our Board believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has contributed to our recent and long-term success.
2014 Overview
Our strategy for 2014 was to build on our prior year achievements and to pursue meaningful sales and earnings growth. Reflecting the successful implementation of our business strategy, we achieved the following results in 2014:
Financial Highlights

•	Net sales increased $29.1 million, or 1.8%, to $1.64 billion.

•	Comparable sales, including direct-to-consumer sales, increased 1.4%.

•	Direct-to-consumer sales increased $7.7 million, or 25.7%, to $38.8 million, the highest in our history.

•	Gross profit increased $13.3 million, or 3.1%.

•	Generated $102.2 million in cash from operating activities, a 119.7% increase over the prior year.

•	In August 2014, we increased our quarterly dividend rate by 12.0% to $0.14 per common share.

•	Pre-tax earnings from continuing operations were $60.7 million, compared to pre-tax earnings from continuing operations of $40.6 million for 2013, including the impact of the South Hill Consolidation.

•
TSR, as calculated under the terms of our performance share awards, was 13.4% for 2014, and was 49.6% for the three year period ended January 31, 2015 (see the “Overview of 2014 Executive Compensation - Long-Term Incentives” section of the CD&A for additional information regarding the TSR calculation in connection with our performance share awards).

Strategic Highlights

•	To enhance our focus on our core specialty department store business, we completed the sale of our off-price concept Steele’s in the first quarter of 2014.

•
We continued to grow our cosmetics business with the installation of Estee Lauder counters in 75 stores and Clinique counters in 76 stores, and we now have Estee Lauder and/or Clinique counters in over 300 stores.

•	We refined our assortments with updated styles, new brands, additional categories within existing brands, and extended existing brands to additional stores.

•	We implemented store-level mark down optimization and continued to make progress on size pack optimization.

•	We re-launched our home category with a focus on offering a highly curated selection of kitchen, textile and gift assortments.

•	We continued to install new fixtures in our stores to improve product presentation and the shopping experience. New fixtures are now in approximately 20% of our stores.

•	We opened 18 new stores.
Non-Binding Nature of Vote
This vote on executive compensation is advisory, which means that the vote is not binding on our Board, the Compensation Committee or us. Although non-binding, our Board and the Compensation Committee will continue to consider the results of Say-on-Pay Votes in determining future executive compensation.

Required Vote; Broker Discretionary Voting Not Permitted
The affirmative vote of a majority of the votes cast is required to approve this advisory resolution. Broker discretionary voting of uninstructed shares is not permitted for a shareholder vote on executive compensation.
OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE ABOVE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

ITEM 4: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015
The Board has approved the Audit Committee’s selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2015. This selection is being presented to the shareholders for their ratification.  Proxies solicited by the Board will, unless otherwise directed, be voted to ratify the appointment by the Board of Deloitte & Touche LLP as our independent registered public accounting firm for 2015.
Deloitte & Touche LLP has been our independent registered public accounting firm since 2001.  The Board has been advised by Deloitte & Touche LLP that it is an independent registered public accounting firm with respect to us within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
A representative of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if so desired.
The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to ratify the selection of Deloitte & Touche LLP.
OUR BOARD RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING RESOLUTION RATIFYING OUR APPOINTMENT OF AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:
RESOLVED, that the appointment of Deloitte & Touche LLP, as the independent registered public accounting firm for Stage Stores, Inc. for 2015 is hereby RATIFIED.
AUDIT COMMITTEE MATTERS
Pre-Approval Policies
The Audit Committee has the direct responsibility to select, retain, terminate, determine compensation and oversee the work of our independent registered public accounting firm.  Pre-approval by the Audit Committee is required for any engagement of our independent registered public accounting firm and the Audit Committee has established the following pre-approval policies and procedures.  Annually, the Audit Committee pre-approves services to be provided by our independent registered public accounting firm.  The Audit Committee also considers the engagement of our independent registered public accounting firm to provide other services during the year.  Requests for approval are submitted to the Audit Committee by our management.   In determining whether to approve the engagement of our independent registered public accounting firm, the Audit Committee considers whether such service is consistent with the SEC’s rules on auditor independence.  The Audit Committee also considers the amount of audit related fees in comparison to all other fees paid to the registered public accounting firm and reviews such comparison each year.

Principal Accountant Fees and Services
The fees billed to us by Deloitte & Touche LLP, our independent registered public accounting firm during the two most recently completed fiscal years, were as follows:

($ in thousands)	2014 ($)	2013 ($)
Audit Fees (1)	1,024	1,044
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	19	24
Total Fees	1,043	1,068
__________

(1)
Audit fees for fiscal 2014 and fiscal 2013 consisted of fees for (a) the audit of our annual financial statements, (b) review of financial statements in our quarterly reports on Form 10-Qs, (c) the audit of the effectiveness of our internal control over financial reporting, and (d) services that are provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

(2)
All other fees for fiscal 2014 and fiscal 2013 consisted of fees for services related to the audit of the financial statements of our nonqualified DC Plan, which are included in the DC Plan’s Annual Report on Form 11-K. All services were approved by the Audit Committee.

Audit Committee Report
The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2014 with management and our independent registered public accounting firm, Deloitte & Touche LLP. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 61, as amended, as adopted by the Public Company Accounting Oversight Board Rule 3200T. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence. Based on these reviews and discussions, the undersigned members of the Audit Committee recommended to the Board that our audited financial statements for fiscal 2014 be included in our Form 10-K for filing with the SEC.
Members of the Audit Committee
Ralph P. Scozzafava, Chair
Elaine D. Crowley
Diane M. Ellis
Gabrielle E. Greene-Sulzberger
William J. Montgoris
ADDITIONAL INFORMATION
Annual Report on Form 10-K
A copy of our 2014 Annual Report on Form 10-K will be furnished without charge to shareholders at the close of business on April 13, 2015, upon written request to Stage Stores, Inc., Attn: Investor Relations, 10201 Main Street, Houston, Texas 77025. Our 2014 Annual Report on Form 10-K may also be accessed in the Investor Relations section of our website (www.stagestoresinc.com) under the “SEC Filings” caption.
Electronic Access to Proxy Statement and Annual Report
This Proxy Statement, our Annual Report to Shareholders for 2014 and our Annual Report on Form 10-K for 2014 are available to review at www.envisionreports.com/SSI for registered shareholders and at www.edocumentview.com/SSI for beneficial shareholders. This Proxy Statement and our Annual Report on Form 10-K for 2014 are also available on the SEC’s EDGAR database located at www.sec.gov.

Documents Available in Print
In addition to being posted with printer friendly versions in the Investor Relations section of our website (www.stagestoresinc.com) under the “Corporate Governance” caption, the charters of our Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee, our Governance Guidelines, our Code of Ethics for Senior Officers, and our Code of Ethics and Business Conduct are available in print to any shareholder who requests them. Written requests should be made to Stage Stores, Inc., Attn: Investor Relations, 10201 Main Street, Houston, Texas 77025.
Solicitation of Proxies
This solicitation of proxies is made by and on behalf of our Board. In addition to mailing the Notice of Internet Availability (or, if applicable, paper copies of this Proxy Statement, the Notice of Annual Meeting of Shareholders and the proxy card) to shareholders of record on the record date, the brokers and banks holding our common shares for beneficial holders must, at our expense, provide our proxy materials to persons for whom they hold our common shares in order that such common shares may be voted. Solicitation may also be made by our officers and regular employees personally or by telephone, mail or electronic mail. Officers and employees who assist with solicitation will not receive any additional compensation. The cost of the solicitation will be borne by us. D.F. King & Co. has been retained to assist in soliciting proxies at an estimated fee of $7,000 plus reasonable out-of-pocket expenses.
Shareholder Proposals
Shareholder proposals intended to be presented at our 2016 annual meeting of shareholders must be received by our corporate secretary at our principal executive offices on or before January 4, 2016 to be eligible for inclusion in our 2016 proxy statement and form of proxy. Such proposals must be submitted in accordance with Rule 14a-8 of the Exchange Act. If a shareholder intends to present a proposal at our 2016 annual meeting of shareholders without inclusion of that proposal in our 2016 proxy materials and written notice of the proposal is not received by our corporate secretary at our principal executive offices on or before March 17, 2016, or if we meet other requirements of the SEC rules, proxies solicited by our Board for our 2016 annual meeting of shareholders will confer discretionary authority on the proxy holders named therein to vote on the proposal at the meeting. Proposals and notices of intention to present proposals should be addressed to our corporate secretary as follows: Chadwick P. Reynolds, Secretary, Stage Stores, Inc., 10201 Main Street, Houston, Texas 77025.
OTHER MATTERS
As of the date of this Proxy Statement, the Board knows of no other matters that will be presented for consideration at the Annual Meeting other than Item 1, Item 2, Item 3 and Item 4 described above. If any other matter is properly brought before the Annual Meeting, including any adjournment or adjournments thereof, common shares represented by proxies received in response to this solicitation will be voted on such matter in accordance with the recommendation of our Board.
By Order of the Board of Directors,
Chadwick P. Reynolds
Senior Vice President,
Chief Legal Officer and Secretary

May 1, 2015
Houston, Texas

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EXHIBIT A: STAGE STORES EXECUTIVE PERFORMANCE INCENTIVE BONUS PLAN

1.EFFECTIVE DATE
Subject to approval by the Company’s shareholders, this Plan is effective as of the Effective Date.
2.PURPOSE
The Plan is designed to assist the Company and its Affiliates in attracting, retaining and motivating employees; align Participants’ interests with those of the Company’s shareholders; and qualify compensation paid to Participants who are Covered Associates as “qualified performance-based compensation” within the meaning of Section 162(m) of the IRC or a successor provision.
3.DEFINITIONS

3.01.	“Affiliate” means any person with whom the Company would be considered a single employer under IRC Section 414(b) or (c).

3.02.	“APB” means Accounting Principles Board Opinion.

3.03.	“ASC” means the Accounting Standards Codification.

3.04.
“Base Salary” means a Participant’s actual annualized gross salary rate (currently known as regular pay) in effect on the Determination Date. Such salary shall be before: (a) deductions for taxes and benefits; and (b) deferrals of salary pursuant to Company-sponsored plans.

3.05.	“Beneficiary” means the person or persons entitled to receive the interest of a Participant in the event of the Participant’s death.

3.06.	“Board” means the Board of Directors of the Company.

3.07.	“Bonus” means a payment subject to the provisions of this Plan.

3.08.	“Change in Control” shall be deemed to have occurred:

(a)
on such date, within the 12-month period following the date that any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations), acquires ownership of stock that represents twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities (the “Trigger Date”), that a majority of the individuals who, as of the Trigger Date, constitute the Board (the “Incumbent Board”) are replaced by new members whose appointment or election is not endorsed by a majority of the members of the Incumbent Board before the date of such appointment or election;

(b)
as of the date that any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations), acquires ownership of stock that, together with stock held by such person or group, constitutes more than 50% of either (1) the then outstanding shares of Common Stock of the Company or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons shall not be considered to cause a Change in Control; or

(c)
on the date any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) all, or substantially all, of the assets of the Company, except for any sale, lease exchange or transfer resulting from any action taken by any creditor of the Company in enforcing its rights or remedies against any assets of the Company in which such creditor holds a security interest. Provided further, a transfer of assets by the Company shall not be treated as a Change in Control if the assets are transferred to:

(i)	A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)	An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii)	A person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(iv)	An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii) herein.
For purposes of subsection (c) and except as otherwise provided in paragraph (i), a person’s status is determined immediately after the transfer of the assets.

3.09.
“Committee” means the Compensation Committee of the Board, which shall consist of not less than three (3) members of the Board each of whom is a “non-employee director” as defined in Securities and Exchange Commission Rule 16b-3(b)(3)(i), or as such term may be defined in any successor regulation under Section 16 of the Exchange Act. In addition, each member of the Committee shall be an “outside director” within the meaning of IRC Section 162(m). For any sections of this Plan that require action by the Committee, “Committee” means at least a majority of the members of the Compensation Committee of the Board. Any action taken by a majority (but not less than three (3)) of the “outside directors” (within the meaning of IRC Section 162(m)) of the Board to ratify or approve an action by the Committee shall be deemed to be an action by the Committee for purposes of this Plan.

3.10.	“Common Stock” means the common stock of the Company, its successors and assigns.

3.11.	“Company” means Stage Stores, Inc., a Nevada corporation, its successors and assigns and any corporation which shall acquire substantially all its assets.

3.12.
“Covered Associate” means any Participant who is expected to be a “covered employee” (in the Fiscal Year the Bonus is expected to be payable) as defined in IRC Section 162(m) and the regulations thereunder.

3.13.
“Determination Date” means as to a Requisite Service Period: (a) the first day of the Requisite Service Period; or (b) such other date set by the Committee provided such date will not jeopardize the Plan’s Bonus as qualified performance-based compensation under IRC Section 162(m).

3.14	“Effective Date” means March 26, 2015.

3.15.
“Eligible Position” means an employment position with the Company or an Affiliate which provides the employee in the position the opportunity to participate in the Plan, subject to the Committee’s determination of Eligible Positions and Participants.

3.16.	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

3.17.	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

3.18.	“FASB” means the Financial Accounting Standards Board.

3.19.	“FIN” means the FASB Interpretations.

3.20.
“Final Pre-Establishment Date” means the last day a performance condition may be considered pre-established under IRC Section 162(m). As of the Effective Date, a performance objective shall be considered pre-established if the Committee establishes the performance goal in writing not later than 90 days after the commencement of the Requisite Service Period (or before 25% of the Requisite Service Period has elapsed) and when the outcome of the performance goal is substantially uncertain.

3.21.	“Fiscal Year” means the fiscal year of the Company (as of the Effective Date, comprised of a 52/53 week fiscal year which ends on the Saturday nearest to January 31).

3.22.
“Fiscal Year Bonus” means any Bonus relating to a period of service coextensive with one or more consecutive Fiscal Years, of which no amount is paid or payable during the Fiscal Year(s) constituting the period of service.

3.23.	“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and any successor.

3.24.	“Participant” means an employee of the Company or an Affiliate who has been approved for participation in the Plan by the Committee (or its designee).

3.25.
“Performance Period” means the period (which, with respect to a Covered Associate, may be no shorter than a fiscal quarter of the Company) established by the Committee over which the Committee measures whether or not Bonuses have been earned. In most cases, the Performance Period will be a Fiscal Year. In the case of an inaugural Performance Period, the Performance Period may be less than a Fiscal Year.

3.26.	“Plan” means this Stage Stores Executive Performance Incentive Bonus Plan.

3.27.	“Requisite Service Period” means the period during which a Participant is required to provide service in exchange for a Bonus award.

3.28.	“SFAS” means the Statement of Financial Accounting Standards.

3.29.
“Tax” means any net income, alternative or add-on minimum tax, gross income, gross receipts, commercial activity, sales, use, consumer, transfer, documentary, registration, ad valorem, value added, franchise, profits, license, withholding, payroll, employment, unemployment insurance contribution, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, unclaimed fund/abandoned property, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

3.30.	“Termination” or any form thereof means a “separation from service” as defined in Treasury Regulation §1.409A-1(h) by a Participant with the Company and all its Affiliates.
4.ELIGIBILITY AND PARTICIPATION

4.01.
Participation. The Participants for any Performance Period shall be those officers, executives and key employees who are selected for participation under the Plan by the Committee for such Performance Period.

4.02.
Termination of Participation. The Committee may withdraw its approval for participation for a Participant at any time. In the event of such withdrawal, the employee concerned shall cease to be an active Participant as of the date selected by the Committee.

4.03.
New Hires, Promotions and Other Changes After the Final Pre-Establishment Date. For individuals hired or promoted into Eligible Positions after the Final Pre-Establishment Date for a particular Performance Period, a Performance Period shorter than a full Fiscal Year may be established by the Committee. For Participants who are transferred (including promotions and demotions) between Eligible Positions or receive an increase in Base Salary after the Final Pre-Establishment Date for a particular Performance Period, multiple Performance Periods may be established by the Committee covering different portions of the same Fiscal Year. By way of example, a Participant who is promoted at the midpoint of the Fiscal Year and receives an increase in Base Salary may have a Performance Period covering the first half of the Fiscal Year based on the then-applicable Base Salary, and another Performance Period covering the second half of the Fiscal Year based on the then-applicable (increased) Base Salary. Section 5.02 governs irrespective of whether the Performance Period is the equivalent of a full Fiscal Year.

4.04.
Termination of Employment. A Participant shall forfeit all rights to a Bonus unless the Participant is employed by the Company or an Affiliate on the final day of the applicable Performance Period. Notwithstanding the foregoing, a Participant who Terminates by reason of retirement during a Performance Period shall be entitled to a pro-rated portion of any Bonus that the Participant would have been eligible to receive for the Performance Period in which his or her retirement occurred had his or her retirement not occurred at all.

4.05
Proration Upon Retirement. Proration of a Bonus upon retirement will be determined by rounding the effective date of retirement as follows: (a) if the effective date of a Participant’s retirement occurs on or before the 14th day of a calendar month, then the Participant shall not receive credit for the calendar month in which the Participant’s retirement is effective; and (b) if the effective date of a Participant’s retirement occurs on or after the 15th day of a calendar month, then the Participant shall receive credit for the calendar month in which the Participant’s retirement is effective.

5.DETERMINATION OF BONUSES

5.01.
The material terms of the performance measure(s) must be disclosed to, and subsequently approved by, the shareholders before the Bonus payout is executed, unless the performance measures conform individually, alternatively or in any combination of the performance criteria and the application thereof in Appendix A.

5.02.	On or before the Final Pre-Establishment Date:

(a)
The Committee, in its sole discretion, shall either: (i) assign each Participant a target Bonus opportunity level expressed as a percentage of Base Salary or a whole dollar amount; or (ii) establish a payout table or formula for purposes of determining the Bonus (if any) payable to each Participant. With respect to Bonus opportunities expressed as a percentage of Base Salary, the

Committee shall fix the Base Salary component of the Bonus formula prior to the establishment of the performance objectives.

(b)
The Committee shall establish in writing the performance measure(s) (in accordance with Section 5.01) applicable to the Performance Period to any Participant. Such pre-established performance measures must state, in terms of an objective formula or standard, the method for computing the amount of the Bonus payable to the Participant if the objective(s) is (are) obtained. A formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Participant. The Committee may establish any number of Performance Periods, objectives and Bonuses for any Participant running concurrently, in whole or in part, provided, that in so doing the Committee does not jeopardize the Company’s deduction for such Bonuses under IRC Section 162(m).

5.03.	Each payout table or formula:

(a)	shall be in writing;

(b)	shall be based on a comparison of actual performance to the performance objectives;

(c)	may include a threshold which is the level of achievement of the performance objective in which payout begins;

(d)	shall include a maximum which is the level of achievement for the maximum Bonus payout percentage (subject to Section 5.06); and

(e)
shall provide for a formula for the actual Bonus attainment in relation to the Participant’s target Bonus, depending on the extent to which actual performance approached, reached or exceeded the performance criteria goal subject to Section 5.06.

5.04.
After the end of each Performance Period or such earlier date if the performance objective(s) are achieved, the Committee shall certify in writing, prior to the unconditional payment of any Bonus, which performance objective(s) for the Performance Period were satisfied and to what extent they were satisfied. The Committee shall determine the actual Bonus for each Participant based on the payout table/formula established in Section 5.03.

5.05.	The Committee, in its discretion, may cancel or decrease a Bonus calculated under this Plan, but may not under any circumstances increase such Bonus calculated under this Plan.

5.06.	Any other provision of the Plan notwithstanding, the maximum aggregate Bonus payable to a Participant for a particular Fiscal Year may not exceed $5,000,000.
6.PAYMENT OF INCENTIVE BONUSES

6.01	In General. Once the amount of the Bonus is determined in accordance with Section 5.04, payment of the Bonus shall be made pursuant to Section 6.02.

6.02
Current Payment. A Participant’s Bonus for a Performance Period shall be paid in a lump sum, less applicable withholding taxes, to the Participant, or his/her Beneficiary in the event of his/her death, before the later of (a) the 15th day of the third month following the Participant’s first taxable year in which such Bonus is no longer subject to a substantial risk of forfeiture (within the meaning of IRC Section 409A) or (b) the 15th day of the third month following the end of the first taxable year of the service recipient (within the meaning of IRC Section 409A) in which such Bonus is no longer subject to a substantial risk of forfeiture.

7.RIGHTS OF PARTICIPANTS

7.01.
No Participant or Beneficiary shall have any interest in any fund or in any specific asset or assets of the Company or an Affiliate by reason of any account under the Plan. It is intended that the Company has merely a contractual obligation to make payments when due hereunder and it is not intended that the Company hold any funds in reserve or trust to secure payments hereunder. No Participant may assign, pledge, or encumber his/her interest under the Plan, or any part thereof, except that a Participant may designate a Beneficiary as provided herein.

7.02.
Nothing contained in this Plan shall be construed to give any employee or Participant any right to receive any Bonus other than in the sole discretion of the Committee or any rights whatsoever with respect to the Common Stock of the Company.

8.NO EMPLOYEE RIGHTS
Nothing in the Plan or participation in the Plan shall confer upon any Participant the right to be employed by the Company or an Affiliate or to continue in the employ of the Company or an Affiliate, nor shall anything in the Plan, or participation in the Plan amend, alter or otherwise affect any rights or terms of employment or other benefits arising from that employment.
9.ADMINISTRATION

9.01.
Administration. The Committee shall have complete authority to administer the Plan, interpret the terms of the Plan, determine eligibility to participate in the Plan, and make all other determinations and take all other actions in accordance with the terms of the Plan. Any determination or decision by the Committee shall be conclusive and binding on all persons who at any time have or claim to have any interest whatever under this Plan.

9.02.
Liability of Committee, Indemnification. To the extent permitted by law, the Committee shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his or her own bad faith or willful misconduct.

9.03.	Expenses. The costs of the establishment, the adoption, and the administration of the Plan, including but not limited to legal and accounting fees, shall be borne by the Company.

9.04.
Choice of Law. The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Texas, unless superseded by federal law, which shall govern correspondingly.

10.AMENDMENT OR TERMINATION
The Committee may modify or amend, in whole or in part, any or all of the provisions of the Plan, except as to those terms or provisions that are required by IRC Section 162(m) to be approved by the shareholders, or suspend or terminate the Plan entirely; provided, however, that no such modifications, amendment, suspension or termination may, without the consent of the Participant, or his Beneficiary in the case of his/her death, reduce the right of a Participant, or his/her Beneficiary, as the case may be, to any payment due under the Plan. For the avoidance of doubt, the Committee may amend the Plan as necessary to conform the Plan to the requirements of IRC Section 409A.
11.TAX WITHHOLDING
The Company or the employing Affiliate shall have the right to deduct from all cash payments any federal, state, or local taxes or other withholding amounts required by law or valid court order to be withheld with respect to such cash payments. The determination of the Company or the employing Affiliate regarding applicable income and employment tax withholding requirements shall be final and binding on the Participant.
12.CLAIMS PROCEDURE

12.01.
Any Participant (“claimant”) who believes that he or she is entitled to a benefit under the Plan or that wishes to resolve a dispute or disagreement which arises under, or in any way relates to, the interpretation or construction of the Plan may file a claim with the Committee.

12.02.
If the claim is wholly or partially denied, the Committee will within ninety (90) days of the receipt of such claim provide the claimant with written notice of the denial setting forth in a manner calculated to be understood by the claimant:

(a)	The specific reason or reasons for which the claim was denied;

(b)	Specific reference to pertinent Plan provisions, rules, procedures or protocols upon which the Committee relied to deny the claim;

(c)	A description of any additional material or information that the claimant may file to perfect the claim and an explanation of why this material or information is necessary; and

(d)
An explanation of the Plan’s claims review procedure and the time limits applicable to such procedure and a statement of the claimant’s right to bring a civil action under §502(a) of ERISA, following an adverse determination upon review.

If special circumstances require the extension of the ninety (90) day period described above, the claimant will be notified before the end of the initial period of the circumstances requiring the extension and the date by which the Committee expects to reach a decision. Any extension for deciding a claim will not be for more than an additional ninety (90) day period.

12.03.	Review Procedure. If a claim has been wholly or partially denied, the affected claimant, or such claimant’s authorized representative, may:

(a)	Request that the Committee reconsider its initial denial by filing a written appeal within sixty (60) days after receiving written notice that all or part of the initial claim was denied;

(b)	Review pertinent documents and other material upon which the Committee relied when denying the initial claim; and

(c)	Submit a written description of the reasons for which the claimant disagrees with the Committee’s initial adverse decision.
An appeal of an initial denial of benefits and all supporting material must be made in writing within the time periods described above and directed to the Committee. The Committee is solely responsible for reviewing all benefit claims and appeals and taking all appropriate steps to implement its decision.
The Committee’s decision on review will be sent to the claimant in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the Committee relied to deny the appeal. The Committee will consider all information submitted by the claimant, regardless of whether the information was part of the original claim. The decision will also include a statement of the claimant’s right to bring an action under ERISA §502(a).
The Committee’s decision on review will be made not later than sixty (60) days after his or her receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than one-hundred-twenty (120) days after receipt of the request for review. This notice to the claimant will indicate the special circumstances requiring the extension and the date by which the Committee expects to render a decision and will be provided to the claimant prior to the expiration of the initial period.
To the extent permitted by law, the decision of the Committee will be final and binding on all parties. No legal action for benefits under the Plan will be brought unless and until the claimant has exhausted such claimant’s remedies under this Section 12.01.
13.CLAWBACKS
Bonuses made pursuant to the Plan are subject to recovery pursuant to the Company’s compensation recovery policy then in effect or as it may be amended from time to time. To the extent required by applicable laws, rules, regulations or securities exchange listing requirements and the Company’s compensation recovery policy then in effect, the Company shall have the right, and shall take all actions necessary, to recover any amounts paid to any individual under this Plan.
14.IRC SECTION 162(m)
It is the intent of the Company that the Plan comply fully with and meet all the applicable requirements of IRC Section 162(m) and the regulations thereunder with respect to Bonuses. If any provision of the Plan or if the award of a Bonus would otherwise conflict with the intent expressed in this Section 14, that provision, to the extent possible, shall be interpreted so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Covered Employees. Nothing herein shall be interpreted to preclude a Participant who is or may be a Covered Employee form receiving any remuneration from the Company that is awarded not pursuant to the Plan or does not comply with IRC Section 162(m).
15.IRC SECTION 409A
The Plan and all Bonuses granted hereunder are intended to comply with, or otherwise be exempt from, IRC Section 409A. The Plan and all Bonuses shall be administered, interpreted, and construed in a manner consistent with IRC Section 409A or an exemption therefrom. Should any provision of the Plan, any Bonus hereunder, or any other agreement or arrangement contemplated by the Plan be found not to comply with, or otherwise be exempt from, the provisions of IRC Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the Participant, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, IRC Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation or tax penalties under IRC Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s Termination date (or death, if earlier). Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Plan comply with IRC Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with IRC Section 409A.

APPENDIX A
I.    PERFORMANCE CRITERIA
Performance criteria imposed on Bonus opportunities will be derived using the accounting principles generally accepted in the United States of America and will be reported or appear in the Company’s filings with the Securities Exchange Commission (including, but not limited to, Forms 8-K, 10-Q and 10-K) or the Company’s proxy statement or annual report to shareholders and will be derived from one or more (or any combination of one or more) of the following:

(a)	Earnings (loss) per common share from continuing operations;

(b)	Earnings (loss) per common share;

(c)	Operating profit (loss), operating income (loss), or income (loss) from operations (as the case may be);

(d)	Income (loss) from continuing operations before unusual or infrequent items;

(e)	Income (loss) from continuing operations;

(f)	Income (loss) before income taxes;

(g)	Income (loss) from continuing operations before income taxes;

(h)	Income (loss) from continuing operations before extraordinary item and /or cumulative effect of a change in accounting principle (as the case may be);

(i)	Income (loss) before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be);

(j)	Net income (loss);

(k)	Income (loss) before other comprehensive income (loss);

(l)	Comprehensive income (loss);

(m)	Income (loss) before interest and income taxes (sometimes referred to as “EBIT”);

(n)	Income (loss) before interest, income taxes, depreciation and amortization (sometimes referred to as “EBITDA”);

(o)
Any other objective and specific income (loss) category or non-GAAP financial measure that appears as a line item in the Company’s filings with the Securities and Exchange Commission or the annual report to shareholders;

(p)	Any of items (c) through (o) on a weighted average Common Stock outstanding basis;

(q)
Either of items (a) or (b) on a basic basis and any of items (c) through (o) on a basic earnings per share basis, as basic earnings per share is defined in FASB ASC 260, Earnings Per Share, including authoritative interpretations or amendments thereof which may be issued from time to time as long as such interpretations or amendments are utilized on the consolidated statements of operations or statement of operations, as applicable, or in the notes to the consolidated financial statements;

(r)
Either of items (a) or (b) on a diluted basis and any of items (c) through (o) on a diluted earnings per share basis, as diluted per share is defined in the FASB ASC 260 - Earnings Per Share including authoritative interpretations or amendments thereof which may be issued from time to time as long as such interpretations or amendments are utilized on the consolidated statements of operations or statement of operations, as applicable, or in the notes to the consolidated financial statements;

(s)	Common share price;

(t)	Total shareholder return expressed on a dollar or percentage basis as is customarily disclosed in the proxy statement accompanying the notice of annual meetings of shareholders;

(u)
Percentage increase in comparable sales, whether on an absolute basis or relative to those publicly held companies in the Company’s peer group as established by the Committee prior to the Final Pre-Establishment Date or such later date as permitted under the IRC;

(v)	Gross profit (loss) or gross margin (loss) (as the case may be);

(w)	Economic value added;

(x)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(y)	Expense targets;

(z)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(aa)	Productivity ratios;

(bb)	Market share;

(cc)	Customer satisfaction;

(dd)	Working capital targets and change in working capital;

(ee)
Any of items (a) through (dd) with respect to any subsidiary, Affiliate, business unit, business group, business venture or legal entity, including any combination thereof, or controlled directly or indirectly by the Company whether or not such information is included in the Company’s annual report to shareholders, proxy statement or notice of annual meeting of shareholders;

(ff)	Any of items (a) through (dd) above may be determined before or after a minority interest’s share as designated by the Committee;

(gg)
Any of items (a) through (dd) above with respect to the period of service to which the performance goal relates whether or not such information is included in the Company’s SEC filings, annual report to shareholders, proxy statement or notice of annual meetings of shareholders;

(hh)
Total shareholder return ranking position meaning the relative placement of the Company’s total shareholder return [as determined in (t) above] compared to those publicly held companies in the Company’s peer group as established by the Committee prior to the Final Pre-Establishment Date or such later date as permitted under the IRC; or

(ii)
With respect to items (a), (b), (p), (q) and (r) above, other terminology may be used for each such performance criteria (including, but not limited to, “Basic EPS,” “income (loss) per common share,” “diluted EPS,” or “earnings per common share-assuming dilution”) as contemplated by ASC 260 - Earnings Per Share, as amended, revised or superseded.

(jj)
To avoid a circular reference, the Committee may establish any of the performance measures above computed without taking into account an amount reflected therein related to Bonuses awarded the under Plan. The Committee shall explicitly state such exclusion of the Bonuses when establishing the material terms of the performance measure. If the performance measure (considered without this exclusion of the Bonuses) reflects an income tax effect of the Bonuses, this exclusion should reflect the corresponding income tax effects attributable thereto.

II.	EQUITABLE ADJUSTMENTS
The Committee, in its sole discretion, in setting the performance objectives in the time prescribed in Section 5, may provide for the making of equitable adjustments (including the income tax effects attributable thereto), singularly or in combination, to the performance criteria (in Section I of this Appendix) in recognition of unusual or non-recurring events, transactions and accruals, including, without limitation, for the effect of the following qualifying objective items (or any particular item(s) within the following items or portion(s) thereof):

(a)	Asset impairments as described in ASC 360 - Property, Plant, & Equipment, as amended, revised or superseded;

(b)	Costs associated with exit or disposal activities as described by ASC 420 - Exit or Disposal Cost Obligations, as amended, revised or superseded;

(c)	Impairment charges (excluding the amortization thereof) related to goodwill or other intangible assets, as described by ASC 350 - Intangibles - Goodwill and Other, as amended, revised or superseded;

(d)
Integration costs related to all merger and acquisition activity of the Company and/or its Affiliates, including, without limitation, any merger, acquisition, reverse merger, triangular merger, tender offer, consolidation, amalgamation, arrangement, security exchange, business combination or any other purchase or sale involving the Company and/or its Affiliates (or foreign equivalent of any of the foregoing);

(e)
Transaction costs related to all merger and acquisition activity of the Company and/or its Affiliates, including, without limitation, any merger, acquisition, reverse merger, triangular merger, tender offer, consolidation, amalgamation, arrangement, security exchange, business combination or any other purchase or sale involving the Company and/or its Affiliates (or foreign equivalent of any of the foregoing);

(f)	Any profit or loss attributable to the business operations of a specified segment as described in ASC 280 - Segment Reporting, as amended, revised or superseded;

(g)
Any profit or loss attributable to a specified segment as described in ASC 280 - Segment Reporting, as amended, revised or superseded, acquired during the Performance Period or an entity or entities acquired during the Performance Period to which the performance goal relates;

(h)	Any Tax settlement(s) with a Tax authority;

(i)	The relevant Tax effect(s) of Tax laws or regulations, or amendments thereto, that become effective after the beginning of the Performance Period;

(j)	Any extraordinary item, event or transaction as described in ASC 225-20 - Income Statement - Extraordinary and Unusual Items, as amended, revised or superseded;

(k)
Any unusual in nature, or infrequent in occurrence items, events or transactions (that are not “extraordinary” items) as described in ASC 225-20 - Income Statement - Extraordinary and Unusual Items, as amended, revised or superseded;

(l)	Any other non-recurring items, any events or transactions that do not constitute ongoing operations, or other non-GAAP financial measures (not otherwise listed);

(m)	Any change in accounting principle as described in ASC 250-10 Accounting Changes and Error Corrections, as amended, revised or superseded;

(n)	Unrealized gains or losses on investments in debt and equity securities as described in ASC 320 - Investments - Debt and Equity Securities, as amended, revised or superseded;

(o)	Any gain or loss recognized as a result of derivative instrument transactions or other hedging activities as described in ASC 815 - Derivatives and Hedging, as amended, revised or superseded;

(p)	Shares-based compensation charges as described in ASC 718 - Compensation - Stock Compensation and ASC 505-50 Equity-Based Payments to Non-Employees, as amended, revised or superseded;

(q)	Any gain or loss as reported as a component of other comprehensive income as described in ASC 220 - Comprehensive Income, as amended, revised or superseded;

(r)	Any expense (or reversal thereof) as a result of incurring an obligation for a direct or indirect guarantee, as described in ASC 460 - Guarantees, as amended, revised or superseded;

(s)	Any gain or loss as the result of the consolidation of a variable interest entity as described in ASC 810 - Consolidation, as amended, revised or superseded;

(t)
Any expense, gain or loss (including, but not limited to, judgments, interest on judgments, settlement amounts, attorneys’ fees and costs, filing fees, experts’ fees, and damages sustained as a result of the imposition of injunctive relief) as a result of claims, litigation, judgments or lawsuit settlement (including collective actions or class action lawsuits); or

(u)	Any charges associated with the early retirement of debt obligations.

Stage Stores, Inc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Admission Ticket

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 10, 2015.

Vote by Internet

- Go to **www.envisionreports.com/SSI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees and FOR Items 2, 3 and 4.

ITEM 1 — ELECTION OF DIRECTORS:

Nominee	For	Against	Abstain
1.1 - Alan J. Barocas	☐	☐	☐
1.2 - Elaine D. Crowley	☐	☐	☐
1.3 - Diane M. Ellis	☐	☐	☐
1.4 - Michael L. Glazer	☐	☐	☐
1.5 - Gabrielle E. Greene-Sulzberger	☐	☐	☐
1.6 - Earl J. Hesterberg	☐	☐	☐
1.7 - Lisa R. Kranc	☐	☐	☐
1.8 - William J. Montgoris	☐	☐	☐
1.9 - C. Clayton Reasor	☐	☐	☐
1.10 - Ralph P. Scozzafava	☐	☐	☐

Item	For	Against	Abstain
ITEM 2 – APPROVAL OF THE STAGE STORES EXECUTIVE PERFORMANCE INCENTIVE BONUS PLAN.	☐	☐	☐
ITEM 3 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.	☐	☐	☐
ITEM 4 – RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

C 1234567890 J N T

1 U P X 2 3 5 2 8 4 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

022LRE

2015 Annual Meeting Admission Ticket

2015 Annual Meeting of
Stage Stores, Inc. Shareholders

Thursday, June 11, 2015, 1:00 p.m. Local Time

Stage Stores Corporate Headquarters
10201 Main Street
Houston, TX 77025

Upon arrival, please present this Admission Ticket
and photo identification at the registration desk.

Admittance may be denied without an Admission Ticket. For security purposes, briefcases, bags, purses, backpacks and other containers will be subject to search at the door.

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — Stage Stores, Inc.

Notice of 2015 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — June 11, 2015

The individual(s) signing on the reverse side of this proxy card as shareholder or as attorney, executor, administrator, trustee or guardian of the shareholder hereby appoints Michael L. Glazer and Oded Shein, or either of them, each with the power of substitution, as proxies for the shareholder to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present at the Annual Meeting of Shareholders of Stage Stores, Inc. to be held at the Company's headquarters in Houston, Texas on Thursday, June 11, 2015 at 1:00 p.m. local time, or at any postponement or adjournment thereof.

When properly executed, shares represented by this proxy will be voted in the manner specified by the shareholder. If no such directions are indicated, the proxies will have authority to vote the shares FOR all nominees in Item 1 and FOR Items 2, 3 and 4.

The shareholder acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders, the Proxy Statement for the June 11, 2015 meeting, and the Annual Report on Form 10-K for the fiscal year ended January 31, 2015.

(Items to be voted appear on reverse side.)

C Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.